UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C.  20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): January 3, 2012

IBI ACQUISITONS, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-53344	26-2666503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1175 Osage #204 Denver, CO 80204
(Address of principal executive offices)

Registrant’s telephone number, including area code:  303-623-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

IBI ACQUISITONS, INC.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

THIS CURRENT REPORT ON FORM 8-K CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, PRINCIPALLY IN THE SECTIONS ENTITLED “DESCRIPTION OF BUSINESS,” “RISK FACTORS,” AND “FINANCIAL INFORMATION - MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.” ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT CONTAINED IN THIS CURRENT REPORT ON FORM 8-K, INCLUDING STATEMENTS REGARDING FUTURE EVENTS, OUR FUTURE FINANCIAL PERFORMANCE, BUSINESS STRATEGY AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. WE HAVE ATTEMPTED TO IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY INCLUDING “ANTICIPATES,” “BELIEVES,” “CAN,” “CONTINUE,” “COULD,” “ESTIMATES,” “EXPECTS,” “INTENDS,” “MAY,” “PLANS,” “POTENTIAL,” “PREDICTS,” “SHOULD” OR “WILL” OR THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY. ALTHOUGH WE DO NOT MAKE FORWARD-LOOKING STATEMENTS UNLESS WE BELIEVE WE HAVE A REASONABLE BASIS FOR DOING SO, WE CANNOT GUARANTEE THEIR ACCURACY. THESE STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS, INCLUDING THE RISKS OUTLINED UNDER “RISK FACTORS” OR ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K, WHICH MAY CAUSE OUR OR OUR INDUSTRY’S ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. MOREOVER, WE OPERATE IN A VERY COMPETITIVE AND RAPIDLY CHANGING ENVIRONMENT. NEW RISKS EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE FOR US TO PREDICT ALL RISK FACTORS, NOR CAN WE ADDRESS THE IMPACT OF ALL FACTORS ON OUR BUSINESS OR THE EXTENT TO WHICH ANY FACTOR, OR COMBINATION OF FACTORS, MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.

ITEM 1.01 – ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On January 3, 2012, IBI Acquisitions, Inc., a Colorado corporation (the “Registrant” or “IBI”), entered into separate  Investment Agreements (the “Investment Agreements”) with 20 shareholders (the “Investors”) of T.O Entertainment, Inc. a Japan corporation (“TOE Japan”) who are the owners of one hundred percent (100%) of the outstanding shares of TOE Japan.  Pursuant to the terms of the Investment Agreements, each of the Investors agreed to make a direct investment in the Registrant in the form of a contribution to the Registrant of all shares of common stock of TOE Japan owned by the Investor (“TOE Japan Shares”), and the Registrant agreed to issue to each of the Investors approximately 6,893 shares of common stock of the Registrant for each TOE Japan Share invested in the Registrant.  At the time of closing under the

Investment Agreements, the Investors will invest a total of 4,596 TOE Japan Shares (representing 100% of the outstanding stock of TOE Japan) in the Registrant, by transferring ownership of such shares to the Registrant, and the Registrant will issue a total of 31,680,000 shares of common stock of the Registrant to the Investors in exchange for their TOE Japan Shares.   The effect of the transaction will be to make TOE Japan and its subsidiaries wholly-owned subsidiaries of the Registrant, and to cause a change of control of the Registrant.  Following the closing, the Investors will own a total of 31,680,000 shares of common stock of the Registrant representing 96% of its issued and outstanding common stock.

The Board of Directors of the Registrant authorized execution of the Investment Agreements on its behalf.  Each of the Investors acted independently.  All of the shareholders of TOE Japan entered into Investment Agreements with the Registrant.

The foregoing description of the Investment Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Investment Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

ITEM 2.01 – COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Investment Agreements

Closing with each of the Investors under the terms of the Investment Agreements described in Item 1.01 was completed on January 3, 2012 (the “Investment Transaction”).  As a result of closing the Investment Transaction, the Registrant acquired TOE Japan and its subsidiaries, T.O Entertainment United Kingdom LTD (“TOE UK”), T.O Entertainment Singapore PTE LTD (“TOE Singapore”), and T.O Entertainment RUS LLC (“TOE Russia”), all of which became subsidiaries of the Registrant.  (TOE Japan, TOE UK, TOE Singapore, and TOE Russia are collectively referred to “TOE Group”.)

The terms of the Investment Agreements were determined through arm’s length negotiations between the Registrant and the Investors.  Execution of the Investment Agreements and closing of the transaction were approved by each of the Investors independently.

Closing of the Investment Transaction also resulted in a change of control of the Registrant.  Prior to closing of the Investment Transaction, the Registrant had a total of 1,320,000 shares of common stock issued and outstanding.  As a result of closing the Investment Transaction, the Registrant now has a total of 33,000,000 shares of its common stock issued and outstanding, of which 1,320,000 shares, or approximately 4%, are owned by previously existing shareholders of the Registrant, with the balance of 31,680,000, or approximately 96%, owned by the Investors  who were previously shareholders of TOE Japan.

In conjunction with closing of the exchange transaction, the Registrant intends to change its name from IBI Acquisitions, Inc., to T.O Entertainment, Inc., to reflect its new business operations.

Changes Resulting from the Share Exchange

Following completion of the Investment Transaction, the Registrant intends to carry on the business of the TOE Group.  The TOE Group, which is primarily located in Ebisu, Japan, is engaged in the entertainment industry, more particularly the production and distribution of live and animated films, distribution of DVDs and Blu-ray Discs, and publishing and distribution of books.  TOE Group revenues are currently generated in Japan, Singapore, and the UK.

Changes to the Board of Directors and Officers

Simultaneous with closing of the Investment Transaction there was a change in the officers and directors of the Registrant.  As authorized by the bylaws, the existing director of the Registrant appointed three persons designated by the Investors as members of the board of directors to hold office for one-year terms, or until the election and qualification of their successors, and then resigned as both an officer and a director of the Registrant.   In accordance with the bylaws, officers are elected by the board of directors and serve at the discretion of the board of directors, and using this authority, the newly appointed members of the board of directors then appointed new officers of the Registrant.

Accounting Treatment; Change of Control

The Investment Transaction is being accounted for as a “reverse merger,” since the stockholders of TOE Japan will own a majority of the outstanding shares of the Registrant’s common stock immediately following the completion of the Investment Transaction.  TOE is deemed to be the accounting acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements for periods prior to the Investment Transaction will be those of TOE Japan and its subsidiaries, and will be recorded at the historical cost basis of TOE Japan.  After completion of the Investment Transaction, the Registrant’s consolidated financial statements will include the assets and liabilities of the Registrant and TOE Japan and its subsidiaries, the historical operations of TOE Japan and its subsidiaries, and the operations of the Registrant and its subsidiaries from the closing date of the Investment Transaction.

Description of Our Business

Introduction

As used in this Current Report on Form 8-K, all references hereinafter to the “Registrant,” the “Company,” “we,” “our” and “us” for periods prior to the closing of the Investment Transaction refer to IBI Acquisitions, Inc., and for periods subsequent to the closing of the Investment Transaction refer to IBI Acquisitions, Inc., and its subsidiaries, TOE Group.   Through TOE Group, we are engaged in the entertainment industry, more particularly the production and distribution of live and animated films, distribution of DVDs and Blu-ray Discs, and publishing and distribution of books.  Our operations are conducted primarily Japan.  Currency symbols used throughout are; United States dollars ($), Japanese yen (¥) and British pound (£).

Corporate History

We were incorporated in the State of Colorado on May 22, 2008.  Since inception, we have been engaged in organizational efforts and obtaining initial financing. The Company was formed as a vehicle to pursue a possible business combination.

On January 3, 2012, we entered into Investment Agreements with all shareholders TOE Japan (the “Investors”).   Pursuant to the Investment Agreements, each of the Investors agreed to make a direct investment in the Registrant in the form of a contribution to the Registrant of all shares of common stock of TOE Japan owned by the Investor (“TOE Japan Shares”).  In consideration for the investment in the Registrant of the TOE Japan Shares by each Investor, the Registrant agreed to issue to each of the Investors approximately 6,893 shares of common stock of the Registrant for each TOE Japan Share invested in the Registrant.  Twenty Investors, who are the holders of one hundred percent (100%) of the outstanding shares of TOE Japan invested in the Registrant.  At the time of closing under the Investment Agreements, the Investors invested a total of 4,596 TOE Japan Shares in the Registrant, representing 100% of the outstanding stock of TOE Japan, and the Registrant issued a total of 31,680,000 shares of common stock to the Investors.   The effect of the transaction was to make TOE Japan and its subsidiaries (“TOE Group”) wholly-owned subsidiaries of the Registrant, and to cause a change of control of the Registrant.

TOE Japan was formed in 2003. It initially acted as an agent for authors and cartoonists and was mainly involved in the publishing of books.  In 2007 TOE Japan entered into the production segment of the entertainment industry with the production of animated films.  Its first animated film, Strait Jacket was co-produced with Manga Entertainment, a subsidiary of Starz Media.  Manga Entertainment is a producer, licensor and distributor of Japanese animation in the United States, United Kingdom, Canada, France, Australia and New Zealand.  TOE Japan managed the production and DVD distribution of the film in Japan, Asia and parts of Europe.  Straight Jacket was a stylish action animation film about fighting against magic from another world, and was released in theatres in late 2007

Also in 2007 TOE Japan managed the animated production and invested in Polyphonica, a Japanese series telecast in 2007 and 2008.  Polyphonica was a fantasy about how teenagers control their genies with music to maintain order in the world.

In 2007, as TOE Japan’s growth continued in Japan, it formed its first subsidiary outside of Japan (“overseas”) in the United Kingdom and opened an office in London.  In 2008, TOE set up a branch office in Korea and in 2009, TOE Japan set up a subsidiary in Singapore and a branch office in Russia.  In 2010 TOE Group set up a sales office in Los Angeles.  Said offices were set up in order to facilitate business expansion in those markets.  Offices have limited staff, operating mainly with the assistance from the main office in Ebisu, Japan.  Our representative in the London office has recently resigned leaving the office dormant until a replacement is found.

Currently we are engaged in two industry segments (i) film entertainment, which consists principally of production and distribution of animated and live action feature films, including the distribution of such films on DVD and Blu-ray Discs, and (ii) publishing and distribution of books.

In addition TOE Group controls the intellectual property rights to 25 films, including both animated and live action.  TOE Group derives its revenue from these rights through the receipts of royalties.  Depending on the nature of the intellectual property, royalty revenues can be derived from various distribution channels as stated below.

For the fiscal year that ended March 31, 2010 approximately 10.5% of revenue came from the publishing and distribution of books, approximately 67.3% of revenue came from producing and distributing animated films for theatrical and television release, approximately 6.7% of revenue came from producing and distributing live action films for theatrical release, and approximately 15.5% of revenue came from distribution of DVDs and Blu-ray Discs.  For the fiscal year ended March 31, 2011 approximately 6.6% of revenue came from the publishing and distribution of books, approximately 42.1% of revenue came from producing and distributing animated films for theatrical and television release, approximately 11.7% of revenue came from producing and distributing live action films for theatrical release, and approximately 39.6% of revenue came from distribution of DVDs and Blu-ray Discs.   For the fiscal year ending March 31, 2012 it is anticipated that approximately 6.6% of revenue will come from the publishing and distribution of books, approximately 48.5% will come from producing and distributing animated films for theatrical and television release, approximately 9.2% will come from producing and distributing live action films for theatrical release, and approximately 35% will come from distribution of DVDs and Blu-ray Discs.

	Fiscal Year End March 31,
Revenue	2010	2011	2012
	Actual		Estimated
Publishing and Distribution of books	$1,138,916	$872,277	$1,860,465
Producing and Distributing of animated films	11,005,928	6,888,597	13,691,024
Producing and Distributing of live action films	-	1,882,628	2,613,013
Distribution of DVDs and Blu-ray Discs	1,686,619	6,623,122	10,028,783
Total	$13,830,823	$16,266,624	$28,193,285

Corporate Structure

The chart below depicts our corporate structure.  As depicted below TO Entertainment, Inc. (IBI) owns 100% of the capital stock of T.O Entertainment, Inc., a Japan corporation, T.O Entertainment, Inc. owns 100% of the capital stock of T.O Entertainment United Kingdom LTD, a United Kingdom corporation, (“TOE UK”); 100% of the capital stock of T.O Entertainment Rus LLC, a Russia limited liability company, (“TOE Russia”); and 66.67% of the capital stock of T.O Entertainment Singapore PTE LTD, a Singapore corporation, (“TOE Singapore”).

In order for TOE Singapore to be recognized as a Singapore corporation and be eligible for government funding and bank loans, at least 30% of TOE Singapore must be owned by a Singapore corporation or a Singaporean. Accordingly, 33.33% of the outstanding shares of TOE Singapore have been transferred to a director and employee of ours, to facilitate our operations in Singapore.

Current Operations

TOE Group is currently engaged in two industry segment, (i) film entertainment, which consists principally of production and distribution of animated and live feature films, including distribution of such films on DVD and Blu-ray Disc, and (ii) book publishing and distribution.  Our operations are currently in Japan, Singapore, the United Kingdom, and Russia.  In excess of 90% of our revenue is derived from the film entertainment industry.  Geographically over 90% of our revenue is generated in Japan.

Film Entertainment:

Production

TOE produces both animated and live action films.  The genre of animation produced by TOE Group ranges from authentic Anime (Japanese Animation) originating from light novels and magna (Japanese comics), to films based on popular Role Playing Games.  Feature films produced and distributed by TOE Group include action, comedy, drama and documentaries.

TOE Group utilizes three types of production scenarios for both animation and feature films; committee (partnership), co-production, and self-production.  The difference between committee (partnership) and co-production depends on the type of contract that has been signed between the involved parties. Under the committee scenario, involved parties sign a contract to form a production committee for a particular project. This scenario is more commonly found in Japan whereby TOE Group joins forces with other domestic companies that are in slightly different fields, such as Packaging, Production House, Distributors and etc. TOE Group will seek out other members of the committee (partnership) who will invest in the project.  Most of the time, TOE Group will be the administrating agent for the committee.  A studio is found to be directly involved in the production of the project.  Profits from distribution are shared by the committee members (partners) as agreed to in the initial agreement.

Most animated films produced for the domestic market in Japan are produced using the committee (partnership) production scenario,  One example of this type of project is the animated film, Idiots, Tests and the Summoned Beasts which was produced by the “Idiots, Tests and the Summoned Beasts Production Committee” made up of Media Factory Inc. (DVD Packaging), Lantis Co. Ltd. (Music), Cospa Inc.(Cosplay Apparel Maker), Silver Link Inc. (Animation Production House) and TOE Group.

In the co-production scenario, both TOE Group and our partner(s) are credited as producers of the project. This scenario is more common for TOE Group when we work with another company located overseas.  TOE Group acts as the Executive Producer and is responsible for the production of the project.  Distribution is split between the overseas partner and TOE Group.  TOE Group will retain the distribution rights for Japan and for overseas territories not covered by the overseas partner.

Examples of films produced using the co-production scenario are Dragon Age, Love Eternal and Endless Day.  Dragon Age is a co-production done with FUNimation, a major sales agent of Japanese content in the United States of America.  Another major partner in the co-production scenario is often government bodies around the world.  For instance, Love Eternal is to be approximately 32% funded by the Irish Film Board and approximately 9% funded by the Netherland Film Fund, and Endless Day is 50% funded by the Media Development Authority of Singapore.

In the self-production scenario TOE Group has total control over the production and distribution of the project and retains all profits and revenue from the project.

Most of the Japan animations are produced under the production committee scenario. The actual work done on the animation is outsourced to various vendors which is common in the industry.  All the work is monitored by TOE Group.  After other vendors have submitted their work, TOE goes through the final review process, arranges for any necessary final additions or modifications, and delivery of the final product to the production committee which is then responsible for the distribution of the product.

TOE Group has limited production facilities.  As is common in the film industry, subcontractors are used  in various phases in the production process.  In the case of both animation and live action film, in order to complete production, we subcontract with necessary talent and technicians including directors, script writers, animators, and others, on a project by project basis.

In the case of animation, TOE contracts with an animation production studio or production house.  The contract with the studio will be at an agreed upon price and under the contract, the studio is responsible for delivery of the project.  The contract price will normally include all of the steps to complete a project from pre-production, through production and post-production phases.  In some instances, different studios are engaged for completion of the pre-production, production and post-production phases.   In such cases, TOE Group manages the process to insure that the various studios that are involved produce a quality product on a timely basis.

Animated films produced by TOE Group range in length from 70 to 100 minutes.  The average cost to produce these animated films, including all sub-contractors, is approximately US $2.5 million.  These productions normally produce revenues for approximately 3 years.

The following is a listing of animated films we have produced:

Title	Release date	Genre
Zettai Shougeki: Platonic Heart	2008	Action
Macademi Wasshoi!	2008	Comedy
Polyphonica	2009	Action
Umi Monogarari	2009	Fantasy
Sasameki Koto	2009	Love Comedy
Monologues of Universal Transverse Mercatore – Egg Man	2008	Horror
Straight Jacket	2008	Fantasy
Idiots, Tests and Summoned Beast	2010	Comedy
Legend of the Legendary Heroes (DenYuuDen)	2010	Action Fantasy
MM!	2010	Comedy
Freezing	2011	Action

Majikoi! –OH! Samurai Girl	2012	Action
Dragon Age	2012	Fantasy Action
Mass Effect	2012	Space Action

The production of live action films is slightly different in that sub-contractors are engaged to do the actual filming, manage the production location, engage the post production house for editing, special effects sound mixing, and prepare the film for delivery.  In such cases, TOE manages the process and is responsible for the budget.

Feature films produced by TOE Group range in length from 85 to 120 minutes.  The average cost to produce these feature films, including all sub-contractors, is approximately US $600,000.  These productions normally produce revenues for 3 years.

The following is a listing of feature films produced by us:

Title	Release date	Genre

King of Tokyo	2008	Documentary
End Call	2008	Horror
RoboGeisha	2009	Fantasy
The Town Chernobyl Built	2011	Documentary
Endless Days	2011	Romance/ Action
TSGUARU	2011	Human Drama
Men’s Egg – Summer Beat	2011	Teens Drama
Kunoichi Ninpô-chô – Kagenotsuki	2011	Action/ Ninja

Distribution

Once completed, a project enters the distribution phase.  Film distribution encompasses the exploitation of films in theaters and in post-theatrical markets such as home video, pay-per-view, pay television, broadcast television and other markets.

Theatrical Distribution

Theatrical distribution of a film involves the licensing of the film to theaters, the manufacture and distribution of release prints or digital medium to theaters, and the promotion of the film.  Revenue generated by a particular film release is directly affected by the amount spent on the advertising and promotional campaign.  Distribution costs incurred can vary significantly depending on the number of screens (auditoriums within theatres) that the film is expected to show on as well as expected competition from other films scheduled for release at the same time.

The distributor and exhibitor generally enter into an arrangement providing for the exhibitor’s payment to the distributor of a percentage of the box office receipts for the exhibition period.  The distributor’s percentage of box office receipts generally ranges from an effective rate of 40% to over 50%, depending upon the success of the motion picture at the box office.  The percentage of box office receipts payable to a distributor generally diminishes over time depending on the amount of time a film plays in a theater.  Distributors carefully monitor theater gross receipts to ensure that the exhibitor  properly accounts for box office receipts and pays all amounts due.

In certain instances, TOE Group contracts with a third party to distribute its films.  Distribution contracts vary in their terms depending on the distributors’ level of interest and confidence in each title. While all distribution contracts have similarities, certain factors such as area of distribution, duration of contract, types of rights, and minimum guarantee amounts often differ depending on the film title which is involved.  Other details such as payment schedule, delivery of royalty reports and protection of TOE Group rights over the titles remain very much the same.

Post Theatrical

Post theatrical distribution includes the sale and/or license of DVD’s and Blu-ray Discs.  The sale or rental of these products occurs in a variety of retail outlets such as video specialty stores, mass merchants, and convenience stores.

Recently films have become available through various companies for rental by mail or by download from the internet.

Normally the post theatrical release occurs 3 to 6 months after the theatrical release.

Pay-Per-View, Video-On-Demand

Pay-per-view (“PPV”) television allows cable and satellite television subscribers to purchase individual programs, including recently released motion pictures on a “per use” basis.  The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator.

Video-On-Demand is a method of delivering films to subscribers to view them when they want to see them.

Pay TV

Pay Television allows subscribers to view premium channels that are offered by cable and satellite system operators for a monthly subscription fee.

Broadcast and Basic Cable Television

Broadcast television is a free service which provides programming over the air.  Basic cable is a fee based service which provides programming via cable or satellite transmission.

Broadcasters, cable and satellite systems pay fees to distributors for the right to air programming a specified number of times.

DVD and Blu-ray Disc Distribution

In addition to content produced by TOE Group, we may on occasion purchase the license right to create and distribute DVD and Blu-rays Discs of products produced by other companies.  In such cases, TOE Group outsources the manufacturing and packaging of the DVDs and Blu-ray Discs and is generally directly involved in making plans for marketing and sale of final products.

TOE’s profitability is based on its ability to control the cost of production through careful selection of the production houses and other subcontractors, monitoring of ongoing projects as to cost and budgets, and selection of the most appropriate distribution channel for its products.

Book Publishing

TOE Group’s initial business was that of representing authors and creative talent.  As a result of the relationships that TOE Group had with the authors it was a logical step to begin publishing their works.  In addition to the works TOE Group publishes that are created by authors they represent, TOE Group also acquires the rights to translate foreign (non-Japanese) titles to be published in Japan.

All books start from planning of the theme, identifying the target reader, the author, and the appearance of the book. There are cases whereby creators come to TOE with their theme and proposal and cases whereby TOE comes up with its own themes and proposes it to authors.  Depending on the content of the book, interviews may be carried out and illustrators are given instructions to illustrate with words or diagrams. After the content has been compiled and proofread, the content is then sent for printing, binding and delivery of the final product.   For books which are self-developed, TOE takes all roles in the project except that of the actual printing of the books.  These roles include planning, market research, writing and editing, and marketing and sales.  Sales would also include planning of events such as autograph signing sessions.

More than 90% of Japan’s domestic publishers do not print and distribute their own titles.  Instead, they engage professional printing companies and distributors to help bring their books to the shelves in bookstores.  TOE Group follows a similar business model by outsourcing the actual printing and distributing to other companies.  TOE Group will usually engage a number of publication wholesalers who will distribute the books to retail locations.  In some instances TOE Group will sell directly to retailers when such sales will not compete with the distributor.

As with film entertainment, profitability is based on TOE’s ability to select the most appropriate sub-contractors and to manage the publishing process.

The following is a partial listing of books we have published:

Title	Release date	Author
Hanshin Fan's Economic Revolution	October 2003	Kouichi Kunisada
DEAD LEAVES	May 2004	-
Letters on Wall ~Paul Auster Poem Collection~	February 2005	Paul Auster
Life of Laughing Pig	September 2005	Masahiro Nakatani
Creating Jobs in Favorite Cities	November 2005
The Fairy-Tale Book	January 2006	-
Edge ~ A Collection of Paintings ~	June 2007	-
Edge 2 ~ Samurai of the Future ~	November 2007	-
Raymond Savignac Autobiography	November 2007	Raymond Savignac
Despairing Man	January 2008	Katsumi Shirai
People Have To Get A Job, So We are.	April 2008	Yoshinobu Akita
You Will Sleep In The Forest One Of These Days	June2008	Kei Ooishi
Comiket Attack	August 2008	Roy Kawakami
Hanshin Fans' Rules of Life	October 2008	Kouichi Kunisada
The Rolling Stone Interview Collection	December2008	Jan S. Wenner
The TV Column	March 2009	TV Column Project
Happiness!	April 2009	Roberto Shinyashiki
The TV Column 2	June 2009	TV field society
CATS!	July 2009	Stephen C. Lundin
The TV Column 0	August 2009	TV Column Project
Ashikaga Incident & Matsumoto Sarin Incident	September 2009	Toshikazu Sugaya/Yoshiyuki Kono
Official book of Yang-bo Ma-bo	October 2009	-
The TV Column ~Osaka~	November 2009	TV Column Project
Yoshinobu Akita Box – Perfect Collection	December 2009	Yoshinobu Akita
Hakkeyoi, In The Shade of Palms	January 2010	Sumio Kurasawa
Discovery of Castles	February 2010	Yuuichi Motooka
Chigo and the Red Heart - When You Wish Upon a Star	April 2010	Yuiga Satoru
Japanese Rock Artists Interview Collection	April 2010	Masayoshi Koshitani
Creating Jobs By Helping People	May 2010	Shigeru Yamamoto
We Are All Kotodama with Light of Happiness	June 2010	Mariko Kawakami
Show Business' Horror Stories-Broadcast Forbidden	June 2010	Geinokai No Kowai Hanashi Project
Show Business' Horror Stories-Broadcast Forbidden2	August 2010	Geinokai No Kowai Hanashi Project
Formal Name Encyclopaedia	September 2010	Formal Name Project
Get Beauty! Esthetic Using Ears' Energy Spots	October 2010	Shinsuke Sakuta
Show Business' Horror Stories-Broadcast Forbidden3	October 2010	Geinokai No Kowai Hanashi Project
The Sandwich Swap (Picture Book ver.)	November 2010	Al Abdullah of Jordan
The Sandwich Swap (Normal ver.)	December 2010	Al Abdullah of Jordan
Show Business' Horror Stories-Broadcast Forbidden4	December 2010	Geinokai No Kowai Hanashi Project
Chinese Real	December 2010	Minetoshi Yasuda
Show Business' Horror Stories-Broadcast Forbidden5	December 2010	Geinokai No Kowai Hanashi Project
Foolish Folk Tale	December 2010	Keiko Sootome/Toru Hosokawa
The Job Offer Column	January 2011	Jobs Offer Column Project
Show Business' Horror Stories-Broadcast Forbidden The Best	February 2011	Geinokai No Kowai Hanashi Project

Hunter Dark	March 2011	Yoshinobu Akita
(Impractical) Crisis Evasion Manual	March 2011	Crisis Evasion Manual Project
Peculiar Rules	April 2011	Peculiar Rules Project
Physical Exercise In Lying Positions	May 2011	Shinji Sakazume
Slimming Diet with Super Model Aimee	May 2011	Aimee
Gas Tank Graffiti	June 2011	Yusuke Watanabe
Show Business' Horror Stories-Broadcast Forbidden 2011	June 2011	Geinokai No Kowai Hanashi Project
Introduction to Kim Jong-un Manga	July 2011	Ha Tegyon
Tokyo Stair Girls	August 2011	-

Exploitation of Intellectual Property Rights

TOE Group acquires intellectual rights through the production of animated and feature films and its book publishing segments.  In addition we may at times purchase intellectual rights in other producer’s properties.  TOE Group earns revenues from these rights by selling or licensing them to third parties.

Plan of Operations

Fiscal year ending March 31, 2012

For the remainder of the fiscal year ending March 31, 2012, TOE Group will continue in the same model as it is currently operating.  The production of films, both animated and live action, and book publishing, will be conducted through various third party production houses and sub-contractors.  TOE staff will monitor these activities and the distribution process.

As a result of lead times on projects, TOE Group has commenced work on several new projects and also has several additional projects under consideration.  The projects which are currently in process or under consideration include the following:

Projects currently in process: Title	Type	Total Budget ($)(1)	Amount to be Invested by TOE Group ($)(2)	Start of Production	Expected Release Date
Dragon Age(3) (4)	Animated Film	TBD	TBD	March 2010	2012
Mass Effect(3) (5)	Animated Film	TBD	TBD	June 2010	2012
Idiot, Test and Summoned Beasts (Season 2)(6)	Animation Series	2,356,250	471,250	September 2010	September 2011
MAJIKOI –Oh! SAMURAI Girl-(7)	Animation Series	2,250,000	506,250	November 2010	November 2011
Familiar of Zero(8)	Animation Series	2,205,000	441,000	December 2010	March 2012
Ambition of Nobuna Oda(9)	Animation Series	2,250,000	450,000	April 2011	June 2012
Dusk maiden of Amnesia(10)	Animation Series	2,299,375	459,875	May 2011	June 2012
Men's Egg – Summer Beat(11)	Feature Film & Film Distribution	762,500	162,500	August 2010	July 2011
Endless Day(12)	Feature Film (Singapore)	960,000	240,000	October 2010	May 2012
Love Eternal(13)	Feature Film (UK)	3,300,000	150,000	2011	2012
Nuclear Children –Chernobyl and Fukushima-	Feature Film	50,000	50,000	2011	Decemeber 2011

To Be Annouced(14)	Drama Series (Korea)	240,000	TBC	November 2011	TBC
The World of Edena(15)	TO Books	78,750	78,750	-	July 2011
Manga Introduction to Kim Jong-un(16)	TO Books	196,875	196,875	-	TBC
Rock Connections(17)	TO Books	49,875	49,875	-	September 2011
Sorcerous Stabber Orphen: Separate Journeys The Terminus of Kiesarlhima(18)	TO Books	106,312	106,312	-	September 2011
Sorcerous Stabber Orphen: Separate Journey The Promised Land(18)	TO Books	106,312	106,312	-	October 2011
Sorcerous Stabber Orphen: 3(18)	TO Books	159,469	159,469	-	February 2012
Sorcerous Stabber Orphen: 4(18)	TO Books	159,469	159,469	-	2012
Sorcerous Stabber Orphen: 5(18)	TO Books	159,469	159,469	-	2012

Projects currently in planning stage:

Title	Type	Total Budget ($)(1)	Amount to be Invested by TOE Group ($)(2)	Start of Production	Expected Release Date
To Be Determined (“TBD”)(3)	Animated Film	3,750,000	1,875,000	November 2010	2014
To Be Determined 2 (“TBD”)	Animation Series	2,112,500	633,750	2011	October 2012
To Be Determined 3 (“TBD”)	Animation Series	2,250,000	450,000	2011	January 2013
Dakara Boku-wa ‘H’ ga Dekinai (19)	Animation Series	2,175,000	652,500	2011	July 2012
Rakuen no Inu(20)	Feature Film & Film Distribution	1,437,500	431,250	2012	2013
To Be Determined 4 (“TBD”)	Feature Film & Film Distribution	1,875,000	562,500	September 2011	Jan 2012
Yuugi(21)	Feature Film & Film Distribution	375,000	375,000		2012
Sorcerous Stabber Orphen : Separate Journeys New Edition 1 to 10(22)	TO Books	460,000	460,000	-	September 2011 to May 2012

(1)

Total budgeted cost including amount contributed by all committee members and co-producers.

(2)

TOE Group Share of production cost included in total budgeted cost.

(3)

TOE Group, together with Electronic Arts Inc. (“EA”), a well-known U.S. game development company based in California, and FUNimation, one of the largest animation distributors in the U.S., have formed an international co-production agreement to produce 3 animated titles based on EA game properties. The titles are expected to be distributed internationally for the big screen, on DVD and other possible outlets.  Two of the three titles have been identified and the third is to be determined.

(4)

Dragon Age was a video game released in November of 2009 in North America and Europe on XBOX360, PlayStation, and PCs selling over 4 million units and becoming one of the most popular fantasy role-playing games for adults.    The total budget for this project, and the amount to be invested by TOE Group are to be determined.

Director: Fumihiko Sori (Produced "Appleseed", Directed "Vexille", "Ping Pong", "Tomorrow Joe (live action)")

Animation production: Oxybot

(5)

The first Mass Effect was a game released from 2007-2008 and the second in 2010 in North America and Europe on XBOX360, PlayStation, and PCs selling over 6 million units and becoming the most popular science-fiction/action RPG for adults in recent memory.

Director: Atsushi Takeuchi (Directed "Clone Wars" series, Storyboards, Art Design "Sky Crawler", Mech Design "Ghost in the Shell")

Animation production: Production I.G.

The total budget for this project, and the amount to be invested by TOE Group, are to be determined.

(6)

Idiot, Test and Summoned Beasts (Season 2)

School, Romantic Comedy; 25mins×13 episodes

An anime based on the Japanese light novel of the same name written by Kenji Inoue.  The original work supported by four generations has won the first prize of the 8th Entertainment Special Award, and also has made it into the first place of the national “bestselling light novels!” in 2010, the third places in 2009 and 2011. Still remaining as one of the most popular light novels, it has sold more than 5,300,000 copies as the total.

(7)

MAJIKOI –Oh! SAMURAI Girl-

Samurai Girl Love Battle Comedy; 25mins×12 episodes

Original work (game), “Kimi ga Aruji de Shitsuji ga Ore de (released by Minato Soft)” has won the second prize of the Moe game awards 2009, and also sold more than 80,000 units. This school comedy about cutes heroines who are all female samurai is largely supported by men in their 20~40s which generations have strong purchasing power.

(8)

Familiar of Zero

Fantasy; 25mins×12 episodes

An anime based on the Japanese light novel, “The Familiar of Zero”. Not only has the original work been made into a manga series, but an animated one, a game as well.  As this bestselling series will be completed in 2012, the 4th season of the animated one is going to have the biggest marketing and promotion scale.

(9)

Ambition of Nobuna Oda

Girl History Love Comedy; 25mins×12 episodes

This anime is based on the light novel, “Ambition of Nounaga Oda”, written by Mikage Kasuga (published by Soft Bank creative GA-Bunko). The one of a major Daimyo during the Sengoku period of Japanese history, Oda Nobunaga, has been turned into a pretty girl "Oda Nobuna" in this love-comedy novel.  Not only including Moe (lovely girls) element, but this novel also includes the real historical and geographic elements. Studio Go-kumi, a production company that has produced many hit titles and been well known in Moe-genre is going to animate this book.

(10)

Dusk Maiden of Amnesia

School Mystery; 25minsx13 episodes

“Dusk maiden of Amnesia”, the comic book written by MAYBY and published by Square Enix Holdings Co., Ltd finally will be animated with the staff which have produced “Baka and Test - Summon the Beasts” in 2010 and made it to a hit animation in 2010 and 2011. The story is a Horror Love-Comedy between a beautiful ghost girl who wants to find out why she died and a high school boy who can see her.

(11)

Men’s Egg Drummer

The annual “moon viewing festival” at the temple is coming up and the son of a head priest, Keita, is put in charge of the main attraction, Taiko drumming. He puts out a call for participants and his old pal, one of the top models for Men’s Egg magazine, charismatic Rui, shows up for the audition bringing in a pack of Gyaru-o for his friends. The Gyaru-o then starts to cause some excitement. This film touches on elements of youth, friendship and endurance.

(12)

Endless Day

Endless Day is a project 50% funded by the Media Development Authority of Singapore. Together with another Singapore Production House, Akanga Film Asia, this story depicts a love story about a Japanese soldier and a Eurasian Malay girl after World War 2. Currently in the post-production stage, this feature film is expected to make its debut in the European Film Markets before the theatrical release in Singapore in 2012.

(13)

Love Eternal

A Co-Production with Dublin, Ireland based on the novel, “Loving the Dead” by TOE Group writer, Kei Oishi. This film is developed with the assistance of the Irish Film Board and with go into production late 2011.

Love Eternal depicts the dark desire of the protagonist whom was in the midst of attempted suicide. What distracted him was a suicidal group of six that arrived in a van before him. While he was examining the mass suicide, he was attracted to the beauty one of the girl in the group and decided to do something outrageous.

(14)

TBA (Korean Drama Series)

We plan to co-produce a television drama series with the Korean SBS channel. The budget for each episode is estimated to be around $15,000 with 16 episodes, making the total budget $240,000. The story will be based on a Japanese comic and the director and cast will all be Korean. The expected date of start of production is November 2011.

(15)

The World of Edena

Translation of "Le Monde d'Edena" a series of graphic novels by French artist Moebius that are known to have had a lot of influence on Japanese creators and artists.

(16)

Manga Introduction to Kim Jong-un

Kim Jong-un was officially introduced as Kim Jong-il’s successor, the heir of the General Secretary of the Workers' Party of Korea on 28th September 2010.  This comic book intangibly explains the mysterious young heir and three generations of hereditary dictatorship.

(17)

Rock Connections

Explores the histories, behind-the-scenes secrets, and biographies music celebrities from the last 50 years. From Elvis Presley to Coldplay, the evolution of the most important acts is traced.

(18)

Sorcerous Stabber Orphen “New Series”

The bestselling light novel series, “Sorcerous Stabber Orphen” written by Yoshinobu Akita has sold more than 12 million copies and also been made into comics and animations.  The brand new series, consisting of 5 titles, of the best seller finally makes a comeback. In addition, the previous edition will also be repackaged and released gradually starting next year.

Part 1 and 2 of this series was previously included in the “Akita Box” that sold 13,000 copies in total. Part 3, 4 and 5 are completely new and more marketing tools such as free small pamphlets will be given out. Thus, a greater budget is allocated to these titles.

(19)

Dakara Boku-wa ‘H’ ga Dekinai

An anime based on the light novel, “Dakara Boku-wa ‘H’ ga Dekinai (published by Fujimi Fantasia)” is currently under planning.  T.O Entertainment has been negotiating with the partners. The production studio and the director have been locked down and the anime has proceeded into the preproduction.

(20)

Rakuen no Inu

Tamiko, a newscaster who was almost dismissed, decides to succeed her family business, a farm house after the death of her father. But due to her strong pride, none of the locals dare to help her. Making use of the 7 peculiar women she managed to gather, she started farming “only with women”. Although things do not go well Tamiko makes up her mind to challenge all the situations with her controversial pride.

A feature film project of one of the most remarked directors in Japan, the winner of new director award in 2009 at Directors Guild of Japan with overwhelming numbers of female fans.

(21)

Yuugi (Ghost Play – Working Title)

This horror is set at a condominium in a particular housing estate in Japan. Just like any other housing estates, this condominium has many playful kids who can’t get enough of pranks. However, the pranks escalate and it becomes difficult to think of them as normal little kid pranks. This thriller then unfolds the history behind the estate and the secret behind these kids.

The script is written by Mr. Keisuke Makino, a scriptwriter that has written many popular dramas for the Tokyo Broadcasting System, one of the most popular television channels in Japan.

We have on board, Mr. Masanori Adachi, as the director of this film. He was the Assistant Director of “BE-BOPHIGHSCHOOL” to Director Mr. Kazuhiro Kiuchi, “Minna~Yatteruka!” to Director Mr. Takeshi Kitano, “The Ring” and “The Ring 2” to Director Mr. Hideo Nakata, “The Grudge”, “The Grudge 2” and they Hollywood version of “The Grudge” to Director Takashi Shimizu.

The world renowned director, Mr. Takashi Shimizu, the director of the Hollywood version of “The Grudge” will also come on board as the Executive Producer of this project. TOE’s connections with Mr. Shimizu can be traced back to the CEO’s days back in Kadokawa Group Publishing Co., Ltd.

(22)

Sorcerous Stabber Orphen Separate Journeys New Edition 1 to 10

The series, " Sorcerous Stabber Orphen Separate Journeys “, whose accumulated sales was more than 12 million copies, its entire out-of-print 20 volume series will be newly edited into 10 volumes (each new volume contains 2 of the old).  Starting from September 2011, the series will be published on a monthly basis for 10 months.

Periods Subsequent to March 31, 2012

TOE intends to continue to focus on production and marketing of its content.  TOE will seek to leverage its experience with co-publishers such as FUNimation and Electronic Arts into working on additional projects with them and other larger production companies, ultimately co-producing with major studios in the United States.

TOE Group intends to expand into new markets.  We are currently considering setting up a new subsidiary in Brazil which will initially focus on sales of our current titles.  We will also seek out co-producers for new production of animated and feature films in that market.

TOE will continue to use third party production facilities and sub-contractors for their film and book products.  We will increase our internal staff as required to manage new projects.

Our revenue will continue to come from the distribution of films, DVD and Blu-ray disc, and books, both our own products and third party products for which we have purchased the rights.

Profitability will be based on our ability to select projects with mass appeal and our ability to control costs.

Need for Capital

Film makers can generally be divided into two categories: (i) companies that have their own studios and production facilities, and (ii) companies like TOE Group that extensively use outsource service providers. While the companies with their own facilities require funds to build physical facilities to initiate production, companies that use third party vendors require funds to develop and start production. Both animated and live productions require costs to be incurred prior to their release.  These expenditures are often made well in advance of the anticipated revenue flow.  Previously, TOE has relied on funding from committee members and co-producers as well as its own sources which have included cash flow from operations and short term borrowings.  The amount of capital required and the timing will depend on the production schedule of planned projects, TOE’s ability to attract members of a productions committee and cash flow.  If TOE is unable to attract partners or generate sufficient cash flow we will be required to raise additional funds either in the form of capital or debt.  There are no assurances that we will be able to raise the necessary capital or debt to carry out our current plan of operations.  In the case that we cannot fund all of the projects currently planned we will be required to prioritize those projects and put some on hold until funding is available.

Facilities and Manufacturing

Our corporate office occupies 3,550 square feet and is located in Ebisu, Tokyo, Japan.  In addition we occupy 200 square feet of office space in the central business district of Singapore.

As is common in the entertainment industry, as an independent film producer we have no production facility.  We contract out all of our production needs to sub-contractors.  We work with approximately 20 companies located in Japan, and some of these companies further sub-contract to companies located in China, Korea and the Philippines.  We choose our sub-contractors based on reputation and their strengths in particular areas.  These companies may outsource to other companies to complement their work.

Based on the structure using sub-contractors we do not have the constraints of owning facilities and believe that we are not limited in our growth potential.

Products

We produce and distribute animated films.  The genre of animation produced by TOE Group ranges from authentic Anime (Japanese Animation) originating from light novels and manga (Japanese comics), to films based on popular Role Playing Games.  We also produce feature films including action, comedy, human drama and documentaries.

Our book division publishes light novels written by authors we represent and novels we translate from other languages into Japanese to be published and distributed in Japan.

Utilizing the intellectual property rights we own or contract for, we produce DVDs and Blu-ray Discs.

We distribute all of our products either ourselves or through third party distributors.

As a result of our products produced we have certain intellectual property right.  We license or sell these rights to third parties.  In addition to those rights which we acquire as a result of our productions from time to time we buy rights to license or sell.

Competition

We face substantial competition from a number of providers of similar services and products.  Many of our competitors have substantially greater financial, manufacturing, marketing and technical resources, greater name recognition and better customer allegiance than the Company.  Our competition includes Showgate Inc. and. Asmik Ace Entertainment Inc.  Showgate, the subsidiary of Japan’s second biggest advertising company Hakuhodo Inc., shares similar business with TOE Group.  They are involved in distribution, DVD sales, Television Animation production and Live Action production. Asmik Ace, the subsidiary of the Sumitomo Corporation, not only shares similar business with TOE Group, but is also involved in games production. Our competitors are generally bigger than TOE Group.

The main market we compete in is Japan.  There are more than 660 production companies in Japan.  Of these 420 produce animation and 240 produce feature films

Current State of the Animation market in Japan:

According to statistics published by the Japanese image software society, the number of animated films produced each year for distribution in Japan has decreased from a peak of 313 works in 2006 for both TV and theatrical animation to 251 in 2010. There is also a decreasing trend of the DVD and Blu-Ray Disc sales after the peak in 2005.  However, the screening of animation in theatres is increasing.  Box office sales increased from ¥28,000,000,000 (approximately $362,217,000) in 2006 to ¥33,700,000,000 (approximately $428,077,000) in 2010.

Current State of the Feature Film market in Japan:

According to Motion Picture Producers Association of Japan, box-office profit in Japan grew 7% in 2010 from the previous year to ¥220,700,000,000 (approximately $2,862,925,000) and is at the highest level in the past 10 years. The attendance figures increased to 174,360,000 million people representing a 3% increase while the number of screens leveled-out at 3,412. The average ticket price in 2010 was ¥1,266 yen (approximately $16.40 representing a 4% increase from 2009.  This is due to higher prices for 3D films.

Customers

Our customers can be divided into two categories, Business to Business (“B to B”) and Business to Consumer (“B to C”).

We sell directly to broadcasters, internet providers, movie theatres, and music retailers.  We also utilize third party distribution companies who sell to the same type of customers.

In media developing countries, the media industries are mostly managed by the government and hence, make the various media development government bodies our customers as well. An example would be the Media Development Authority (MDA) of Singapore. The MDA is a co-investor of our production of “Endless Day” in Singapore. “Endless Day” is being co-produced by our Singapore Branch and another local production house which makes MDA a customer of ours  as well.

In certain instances we sell directly to the general public. TOE Group operates an online shop selling Books, DVDs and Blu-ray.

We are not dependent on any single customer.

Markets

Although our sales are mainly in Japan, Singapore, Russia and the US where we have offices, we intend to continue to make an effort to distribute our titles to content markets throughout the world.  Some of the other territories that we sold to between April 2010 and March 2011 are France and Taiwan.

Sales and advances received during the year ended March 31, 2011 were as follows:

Country	Sales (¥)	Sales ($) exchange rate ($0.01167/¥1)
Japan	¥1,384,321,649	$16,155,034	99.3%
United States	1,613,303	18,827	0.1%
Others	7,948,853	92,763	0.6%
TOTAL	¥1,393,883,805	$16,266,624	100.0%

We have sold a limited amount to Australia, Canada, Germany, Italy and Hong Kong.

Suppliers and Raw Material

Our suppliers include the sub-contractors we engage in our production process.  We use a variety of sub-contractors and have established relationships with them over a period of time.  None of our sub-contractors are exclusive.  We are not dependent on any single one of our sub-contracts.

Marketing and Distribution

We generally obtain new projects either through self-development or through joint development with other companies.

In the case of self-development, TOE Group typically initiates the process and develops the content with in-house creators, producers, scriptwriters and staff. During the process of development, we will present our ideas to potential partners and finalize the content with them.  However, there are also cases in which partners bring us their partially developed content and we finish the development.

While self-development gives us a free hand in the themes and style of content development, this also usually means that we will receive limited investment in the project from third parties.   This normally happens in the book publishing portion of our business.

In the case of joint-development, we are able to overcome the lack of funds by joining forces with one or more partners. However, this also means that the development of the content must secure advance approval from more parties. Hence, the creative freedom of the creators is somewhat restricted. Joint-development is extremely common for the production of Television Animation Series for TOE Group.

In many cases, TOE is asked to participate in joint-development projects because of its recognized industrial strength in managing the production process through recruitment of human resources for completion of various aspects of the production process including directors, scriptwriters, animators and supervising and coordinating the entire production process.   In the case of live action movies, TOE’s responsibilities would also typically include management of the production budget.

Marketing and Distribution of Products

In TOE Group, marketing of our contents starts from the development stage. This is similar to the manner in which Hollywood typically plans its projects.  Marketing results are always reflected in production and other creative outputs.

A budget for advertising and promotion is established and set aside at an early stage of the production process.  This is to enable all parties involved in the production process to project returns and forecast recoupment. Furthermore, it is common for an entertainment company like ours to form partnerships with media and internet related companies. Depending on our partners’ business, the type of marketing may be decided at the same time we sign agreements with partners.

In the situations in which we decide on the marketing fees from at the commencement of the project and include media companies as our partners, it reduces our risk of investment. However, this type of arrangement creates the possibility that the marketing may not be fully utilized after production and it also limits our freedom in implementing marketing schemes.

TOE Group’s production is targeted at fans. From the production stage, we aim at the development of content that possess a certain amount of fans. The major difference between targeting general audience and targeting fans is the presence of what we call “core users”. We can anticipate merchandising sales for content with core users.

As these works are generally unique in content, we will not be able to anticipate a major hit. However, the recoupment rates have been rather stable and we have been able to succeed in producing profitable projects. Furthermore, targeting fans require less marketing efforts and is also easier to make marketing plans at early stages of production.

In addition to determining the content of DVDs and Blu-Ray Discs, for purposes of marketing of the finished product,    TOE also carefully plans what is to be included in the product packaging in order to increase marketability. We might include special features such as Original Video Animation (OVA), behind the scenes footage or even related merchandise such as figurines and soft toys. TOE also plans special events such as talk shows to promote the product and negotiates with store owners to have its DVDs and Blu-ray sold in their shops.  We also sell the final products to consumers directly through our website and other channels.

In conjunction with film distribution, we makes judgments about where to screen, the number of screens, the duration of screening and the amount of budget that should be allocated for promotion based on our experience and research.  We generally choose the location for screening particular films based on factors such as the preferences owners and the genre of the crowd that visits particular theaters.  We then do B to B sales to theaters owners to execute our marketing plan.

Employees

We currently have 36 employees.  Of the 36 employees 26 are full time, two employees are located in Singapore, two employees are located in Russia, one is located in the United States and 31 are located in Japan.

Intellectual Property

The following is a listing of the intellectual property rights in which we have a profit sharing percentage:

Title	Type	%	Type of right
Polyphonica	Animation Series	10.00	Copyright
Apartment # 1303	Feature Film	13.55	License
Strait Jacket	Animated Film	81.25	Copyright
Magician’s Academy	Animated Series	42.50	Copyright
Platonic Heart	Animated DVD	5.00	Copyright
Egg Man	Animated DVD	100.00	Copyright
Polyphonica Crimson	Animation Series	32.50	Copyright
Whispered Words	Animation Series	25.00	Copyright
Robo Geisha	Feature Film	30.91	Copyright
Idiots, Tests and Summoned Beasts	Animation Series	20.00	Copyright
Book Girl	Animated Film	15.00	Copyright
The Legend of the Legendary Heroes	Animation Series	39.00	Copyright
Tsugaru Hyakunen Shokudou	Feature Film	11.00	Copyright
MM!	Animation Series	15.00	Copyright
Freezing	Animation Series	20.00	Copyright
Idiots, Tests and Summoned Beasts (OVA)	Animated DVD	20.00	Copyright
Idiots, Tests and Summoned Beasts 2	Animation Series	20.00	Copyright
Men’s Egg - Summer Beat	Feature Film	21.31	Copyright
Kunoichi	Feature Film	30.00	Copyright
MAJIKOI –Oh! SAMURAI Girl-	Animation Series	22.50	Copyright
Familiar of Zero	Animation Series	20.00	Copyright
Endless Day	Feature Film	25.00	Copyright
Dragon Age*1	Animated Film	50.00	Copyright
Mass Effect	Animated Film	50.00	Copyright

Note*1: 40% of our Intellectual Properties Rights over Dragon Age belongs to companies in Japan namely, Avex and CURIOUS that came up with the back finances.

Copyrights are the exclusive right to make copies, license, and otherwise exploit a literary, musical, or artistic work, whether printed, audio, video, etc.: works granted such right by law on or after January 1, 1978, are protected for the lifetime of the author or creator and for a period of 50 years after his or her death.

A Licensed right is a formal permission to distribute a production.

The amount invested in and the percentage of a project held by TOE is dependent on the channels of distribution that TOE will be entitled to.  The greater the number of channels of distribution, both methodology, such as theatrical, post theatrical and DVD, and geographical, the greater TOE‘s economic participation.  The following are percentages based on our prior experience.

Type of Involvement	Percentage Participation
Production	10%
Theatrical distribution	5% - 10%
DVD distribution	15% - 20%
Domestic television	5% -10%
Merchandising	5% - 10%
Music	10%
Overseas distribution	5% - 10%

For instance, our involvement in “Polyphonica” was merely production and hence, a 10% investment. For “Polyphonica Crimson”, we were involved in production (10%), DVD distribution (15%) and domestic television sales (7.5%) and thus, an investment of 32.5%. However so, the above details are not included in the contract but are guidelines for TOE Group when consideration our level of investment.

Generally, we take the stance of minimizing our level of investment while maximizing our channels of recoupment. For example, in the case of “TSUGARU”, we were involved in production, overseas sales, domestic internet sales but our investment was merely 11%. This is very favorable to TOE Group.

For cases like “Straight Jacket” and “Egg Man”, more than 50% of our invested sum comes from Tokyo Multimedia Fund. For “Magician’s Academy”, we sold the rights to receive royalty of the content for (approximately 50% of our investment) 30 Million JPY worth of investment to Mizuho Bank and got in return 30 Million JPY.

In a nutshell, there has not been a case whereby an investment greatly exceeds the guidelines stated in the above.

The ownership over IPs allows the owner to further exploit the content especially via secondary methods such as merchandising, digital distribution, games development and etc.

Government Regulation

There are no adverse government regulations in Japan or in the United States on film and animation production.

While the feature film market in Korea enjoys great freedom in expression and does not limit the language or country of production, themes related to or suggesting goodness of North Korea are restricted from public screening. On the other hand, main television channels in Korea are only allowed to broadcast animation made in Korea. For example, our co-production with Korea, “The Legend of the Legendary Heroes”, had to be authenticated under a point system in order to be recognized as a Korean production which fit for telecasting in Korea. In addition to that, the time slot available for animation broadcast in Korea are generally limited which leads to the need to adjust the content according to the targeted age group.

In Singapore, all titles have to be censored and rated by the government before they can be released to the public. The various rating will then limit the access of audience to the suitable age group.

Legal Proceedings

There are no legal proceedings pending and, to the best of our knowledge, there are no legal proceedings contemplated or threatened against us.

Risk Factors

Risks Related to Our Business

We have limited operating history and history of operating losses.

We commenced our business operation in January 2004.  Our limited operating history makes evaluating our business relatively difficult.  For the fiscal year ended March 31, 2011, we incurred a comprehensive loss of $2,296,143.  Our future operating results may be subject to fluctuations owing to a variety of factors, including competition and success in implementing our business strategies and expansion plans.  If we are unable to generate sufficient revenue to meet our operating expenditure, we will require additional funds to execute our business plan and finance our business expansion.  There is no assurance that funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.  To the extent that we raise additional capital through the sale of equity securities, the issuance of such securities could result in dilution of the shares held by existing stockholders.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Our success depends on certain key personnel

Our performance to date has been and will continue to be largely dependent on the talents, efforts and performance of our senior management and key technical personnel, particularly Yui Shibata and Takeichi Honda, who have significant experience with our company and substantial relationship networks and reputations within the entertainment industry. We do not currently have employment agreements with either Yui Shibata or Takeichi Honda, and there is no assurance we will be able to continue to retain their services as our employees.   The loss of either Yui Shibata or Takeichi Honda as our executive officers, could cause delays on projects and have an adverse impact on our client and industry relationships, our business, operating results or financial condition.

We currently lack a credit facility.

We do not have any credit facility with respect to financing our productions.  We have primarily depended upon financing arrangements tied to specific projects for the funding of our productions.  Given the tightening of credit markets, we are seeking to establish a credit facility to provide us with more flexibility in the funding of our productions or operations.  We cannot assure you that we can secure a credit facility or that, if we secure a credit facility, the terms will be favorable to us. Without a credit facility, we will not have the same flexibility with our financing arrangements as some of our competitors and will need to continue to rely upon financing arrangements tied to specific motion pictures for the funding of our productions.

Our future success is dependent on the performance of our productions

Our future success is dependent on the public acceptance of our productions.  We cannot predict the financial success of any of our projects because the revenue derived from distribution depends primarily upon its acceptance by the public, which cannot be accurately predicted.  The financial success of motion pictures also depends upon the public’s acceptance of competing films, the availability of alternative forms of entertainment and leisure time activities. To the extent that our productions do not received favorably remark from viewers and audiences we may not recuperate the cost of our productions which will lead to continuing losses.  There is also no assurance that the revenue from the box office receipts and sales of merchandising products of the content will be sufficient to cover our cost of production.

Failure to complete self-financed and co-financed projects within budget will affect profitability.

Production and completion of motion pictures are subject to numerous uncertainties, including financial requirements and personnel availability, and the risk exposure of projects is generally unpredictable.  Due to production exigencies which are often difficult to predict, there is no assurance that our existing and future projects will be completed within budget to maintain a profit margin for each project. Should we fail to complete projects on hand or fail to complete them within budget, our financial condition and results of operations will be materially and adversely affected.

Failure to protect our intellectual property rights will have an adverse effect on our business.

There is no guarantee that we will be able to protect our intellectual property rights and in particular to cope with piracy problems successfully. The spread of piracy of videos, DVDs, VCDs and tapes of our productions may seriously undermine the receipts of sales from the authentic version of videos, DVDs, VCDs and tapes and may also have an adverse effect on a film’s merchandising products and related games (including on-line games).  In the past, various motion picture trade associations and governments have attempted to enact voluntary embargoes on motion picture exports or to impose trade sanctions on certain countries in an effort to pressure the governments of those countries to become more aggressive in preventing motion picture piracy.  If embargoes or sanctions are not enacted, or if other measures are not taken, we may lose an indeterminate amount of revenue as a result of motion picture piracy, and our profitability will be adversely affected.

Risks associated with expansion into overseas markets.

In order to capitalize on business opportunities overseas, we intend to extend regional presence in selected countries including Brazil and Malaysia.  Inherently, we face a number of business risks in conducting operations overseas, and such risks include (1) differences in legal and regulatory requirements; (2) difficulties in seeking supporting services; (3) differences in tax regimes; (4) fluctuations in currency exchange rates; (5) burdens in complying with foreign laws and regulations; (6) administrative difficulties in staffing and managing foreign operations; and (7) changes in political and economic conditions. As a foreign-controlled entity, we may be subject to more onerous regulatory or compliance requirements than domestic entities offering similar products or services. The pursuit of regional expansion plans may shift our business focus and put a strain on management and human resources. There is no assurance that the capital and other resources expended by us for our overseas market expansion plan will be recouped, or that we will be able to gain a foothold in the selected overseas markets.

Failure to successfully implement our business plans and strategies and adequate system of controls to manage future growth may adversely affect us.

We have prepared our business plans and strategies after due enquiry by reference to, among other matters, our own market position and competitive advantages, the expected future prospects of the contents production and cinema industry, the envisioned market potential of products under development and other factors considered relevant.  There is no assurance that our business plans and strategies can be successfully implemented in the future. Should there be any material change in our operating environment which results in our failure to implement any of the business plans and we are not able to formulate new development strategies to secure its future growth, our prospect may be adversely affected.

We have been expanding our operations rapidly in recent years, both in terms of size and scope. This growth may place a significant demand on our management systems and resources. We believe our ability to maintain an adequate and effective system of controls and staff management to keep pace with its growth is a critical success factor for success. Should we fail to implement the system of controls and staff management needed to support growth, our business performance may be adversely affected.

Enhancement of operational, financial and management information system may be necessary.

To continue to accommodate growth, we will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including improvement and maintenance of our accounting system, other internal management systems and backup systems.

In achieving such system enhancements, our management team has to take up increased duties and responsibilities. Additionally, we will also need to continue to hire, train, motivate and manage its employees to provide adequate enhancement of our system. Any failure to accomplish one or more of these activities on a timely and cost-effective basis can have a material adverse effect on our business, financial condition and operation.

Risks Relating to Our Industry

Competition in the Content Market

The market for the content industry is intensely competitive. Many of the companies with which we compete have greater financial, creative and managerial resources than we do.  There is no assurance that we will be able to successfully compete against current or future competitors and no assurance that we will be able to maintain or gain any competitive edge over our competitors.  If we are unsuccessful in maintaining our current market position or in increasing our market share, our business growth could be significantly limited.

Earnings in the entertainment industry are highly volatile.

The entertainment industry is a realm of constant changes in respect of interests, preferences, moods, thoughts, inclinations and dispositions.  Socio-economic transformations flowing from globalization and financial developments have rendered the assessment of public interests and tastes in the movie, television broadcasting and general entertainment production difficult. Besides, the duration and sustainability of today’s television viewers and movie goers are highly unpredictable and hard to assess. Viewers and audiences may become bored after they have seen too many productions with digital content and they may turn to other forms of entertainment for diversity, fresh sensations and experience. An influential factor over the persistence of consumption habits and trends is the overall economic conditions in respect of whether and how much an average person can afford to spend on entertainment. In times of economic downturn, it is obvious that people tend to be more careful with how they spend their money. There is no assurance that the interests of current viewers will not shift or that the current audience will continue its current viewing habits indefinitely in the future. Therefore, earnings in the entertainment industry are highly volatile.

Risks Relating To Regulations, Economics And Politics

Difficulties in expanding our business in other regions due to regulatory, political and economic uncertainties

We target the global market in relation to our content production business. In order to extend our business coverage to the global markets, we may be subject to various risks associated with conducting business in these markets, including regulatory restrictions regarding the provision of digital content distribution and exhibition solutions, and cultural differences which may have an unpredictable impact on acceptance of our contents. In view of these risks, we may have to revise our business plans from time to time which may have an adverse impact on our business operation and development prospect.

The inability to successfully manage the growth of our business may have an adverse effect on our operating results.

We expect to experience growth in the number of employees and the scope of our operations. Such growth will result in increasing responsibilities for our management. If our management is unable to control expenses in a manner that allows us to improve operations and at the same time pursue potential market opportunities, the growth of our business could be adversely impacted, which may, in turn, negatively affect our operating results or financial condition. Although we believe that a critical contributor to our success has been our creative culture, we may find it difficult to maintain the core value of our corporate culture, which could negatively affect our future success.

Volatility of worldwide economic climate

Since mid-1997, many countries in the Asia Pacific region have experienced a significant economic downturn and a devaluation of their currencies. As a result of the regional economic crisis, some government authorities across the region have imposed strict economic policies, including raising interest rates and restricting the remittance of foreign currencies in order to defend their currencies. These policies have created an enduring adverse effect on the region’s economy. Although the region’s economy has begun to stabilize and recover, the estimated growth of the gross domestic product and investors’ confidence for the region are still lower than that before the economic crisis.

Currency exchange rate

It is anticipated that a substantial portion of our revenues will be denominated in Japanese Yen, whereas our expenses and liabilities will be denominated in Japanese yen, United States dollars, Singapore dollars and the Euro.  In the future, we may also expand into other regions, such as Malaysia and Brazil, and may generate revenues and incur expenses in other currencies. As a result, the group will be exposed to exchange rate fluctuations with respect to multiple currencies which could have an adverse impact on our profitability.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance requirements related to being a public company. .

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and various stock exchanges, have imposed various new requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.  The increased costs we will incur and the amount of time management will be required to devote to compliance requirements, will have an adverse effect on our operations and profitability.

Risks Relating to Our Common Stock

There is not currently a public market for our shares and there is no assurance that a public market will develop in the future.

There currently is no public market for our shares, and no assurance can be given that a market will develop in the future. While we intend to take necessary steps to have our shares approved for trading on the Over-the-Counter Bulletin Board or another US securities exchange, there is no assurance that a public trading market for our shares will be created. Even in the event that our shares are approved for public trading, there is no assurance that an active market will develop. The trading price of our shares may be highly volatile and trading volume may be sporadic.

Following the Investment Transaction, the Company’s directors and executive officers beneficially own a majority of the Company’s outstanding common stock, which gives them control over certain major decisions on which the Company’s stockholders may vote, which may discourage an acquisition of the Company.

Following completion of the share exchange transaction, the Company’s officers and directors own, in the aggregate, approximately 36.40% of the Company’s outstanding common stock. The interests of the officers and directors may differ from the interests of other stockholders.  As a result, the officers and directors will have the right and ability to control virtually all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders may vote, including, but not limited to, electing or defeating the election of directors, amending or preventing amendment of the Company’s Certificate of Incorporation or By-laws, effecting or preventing a merger, sale of assets or other corporate transaction, and controlling the outcome of any other matter submitted to the stockholders for vote.  The stock ownership of the Company’s officers and directors may discourage a potential acquirer from seeking to acquire shares of the Company’s common stock or otherwise attempting to obtain control of the Company, which in turn could reduce the Company’s stock price or prevent the Company’s stockholders from realizing a premium over the Company’s stock price.

Market for Registrant’s Common Stock

No trading public market exists for the trading of our securities.

FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION .

Overview

We were incorporated in the State of Colorado on May 22, 2008.  Since inception, we have been engaged in organizational efforts and obtaining initial financing. The Company was formed as a vehicle to pursue a possible business combination.

On January 3, 2012, we entered into Investment Agreements with all shareholders TOE Japan (the “Investors”).   Pursuant to the Investment Agreements, each of the Investors agreed to make a direct investment in the Registrant in the form of a contribution to the Registrant of all shares of common stock of TOE Japan owned by the Investor (“TOE Japan Shares”).  In consideration for the investment in the Registrant of the TOE Japan Shares by each Investor, the Registrant agreed to issue to each of the Investors approximately 6,893 shares of common stock of the Registrant for each TOE Japan Share invested in the Registrant.  Twenty Investors, who were the holders of one hundred percent (100%) of the outstanding shares of TOE Japan, invested in the Registrant.  At the time of closing under the Investment Agreements, the Investors invested a total of 4,596 TOE Japan Shares in the Registrant, representing 100% of the outstanding stock of TOE Japan, and the Registrant issued a total of 31,680,000 shares of common stock to the Investors.   The effect of the transaction was to make TOE Japan and its subsidiaries (“TOE Group”) wholly-owned subsidiaries of the Registrant, and to cause a change of control of the Registrant.

TOE Japan was formed in 2003. It initially acted as an agent for authors and cartoonists and was mainly involved in the publishing of books.  In 2007 TOE Japan entered into the production segment of the entertainment industry with the production of animated films such as Straight Jacket, a co-production with Manga Entertainment (Starz Entertainment Group)

In 2007, as TOE Japan’s growth continued in Japan, it formed its first subsidiary outside of Japan (“overseas”) in the United Kingdom and opened an office in London.  In 2008, TOE set up a branch office in Korea and in 2009, TOE Japan set up a subsidiary in Singapore and a branch office in Russia (incorporated in 2011).  In 2010 TOE Group set up a sales office in Los Angeles.  These offices were set up in order to facilitate business expansion in those markets.  These offices have limited staff and mainly operate with the assistance of the main office in Ebisu, Japan.  Our representative in the London office has recently resigned leaving the office dormant until we can find a replacement.

Currently we are engaged in two industry segments (i) film entertainment, which consists principally of production and distribution of animated and live action feature films, including distribution of such films on DVD’s and Blu-ray Discs (jointly referred to as “DVD”), and (ii) publishing and distribution of books .

In addition TOE Group possesses the intellectual property rights of 25 films, including both animated and live action.  TOE Group derives its revenue from these rights through the receipts of royalties.  Depending on the nature of the intellectual property, royalty revenues can be derived from various distribution channels as stated below.

We derive our revenue from the production and distribution of animated and live action films and television programs. We receive a percentage of the ticket revenue generated by the theatrical release of our films.  In addition we receive revenue from post theatrical release which includes the sale and/or license of DVD’s and Blu-ray Discs.  The sale or rental of these products generally occurs in a variety of retail outlets such as video specialty stores, mass merchants, and convenience stores, and recently, films have become available for rental by mail from various companies and by downloading from the internet.

Normally the post theatrical release occurs 3 to 6 months after the theatrical release and broadcasting on television..

Additional revenue is generated from pay-per-view television which allows cable and satellite television subscribers to purchase individual programs, including recently released films, on a “per use” basis.  The subscriber fees are typically divided among the program distributor, the pay-per-view operator and the cable system operator; pay television which allows subscribers to view premium channels that are offered by cable and satellite system operators for a monthly subscription fee; broadcast television which provides programming over the air; and basic cable which is a fee based service that provides programming via cable or satellite transmission.  Broadcasters, cable and satellite systems pay fees to us for the right to air programming a specified number of times. However, revenue generated from this source is currently rather insignificant for TOE.

In addition to content produced by us, we may on occasion purchase the license right to create and distribute DVD and Blu-ray Discs of products produced by other companies.  Distribution is divided between outsources and internal distribution.

Our profitability is based on our ability to control the cost of production through careful selection of the production houses and other subcontractors, monitoring of ongoing projects as to cost and budget, and selection of the most appropriate distribution channel for our products.

Our initial business was that of representing authors and creative talent.  As a result of the relationships we established, we also began to engage in publishing their works.  In addition to the works that are created by authors we represent, we also acquire the rights to translate foreign (non-Japanese) titles to be published in Japan.

In the book publishing sector, our revenues are derived from the sale of books we publish to publication wholesalers, and in some instances also from sales directly to retailers when such sales will not compete with the distributor.  Our profitability in this portion of our business is based on our ability to control the cost of production through careful selection of the printers and publication wholesalers for each book published.

Critical Accounting Policies and Estimates

Our consolidated financial statements which are filed as exhibits to this Current Report on Form 8-K, have been prepared using the going concern basis of accounting which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of September 30, 2011 the Company has an accumulated deficit of $5,115,353, and our current liabilities exceeded our current assets by $8,204,329.  Included in non-current assets at September 30, 2011 is $7,454,705 of film costs which will be expensed against future revenues and will not require the use of cash.  Included in current liabilities at September 30, 2011 is $8,399,616 of deferred revenue, which accounted for approximately 71% of the current liabilities, and represents projects in production. The deferred revenue does not represent a cash liability.  Excluding the deferred revenue, at September 30, 2011 we would have had working capital of $195,287.

In view of the matters described above, recoverability of a major portion of the recorded asset amounts and realization of the portion of current liabilities into revenue shown in the accompanying balance sheets are dependent upon our continued operations which in turn are dependent upon our ability to raise additional financing and to succeed in our future operations.

Management has taken the steps which it believes are sufficient to revise our operating and financial requirements and   provide us with the ability to continue as a going concern. We are actively pursuing additional funding which would enhance capital employed and strategic partners which would increase revenue bases or reduce production costs. Management believes that the above actions will allow us to continue our operations throughout the next fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates.

Significant estimates and judgments inherent in the preparation of these consolidated financial statements include, among other things, accounting for asset impairments, allowances for doubtful accounts, depreciation and amortization, the determination of ultimate revenues as it relates to amortization of capitalized film costs from participations and residuals, books and DVD sales returns, equity-based compensation, income taxes, and contingencies.

Accounts Receivable

Accounts receivable are recognized and carried at net realizable value.  An allowance for doubtful accounts will be recorded in the period when a loss is probable based on an assessment of specific evidence indicating troubled collection, historical experience, accounts aging, ongoing business relation and other factors.  Accounts are written off after exhaustive efforts at collection.  If accounts receivable are to be provided for, or written off, they would be recognized in the consolidated statement of operations within operating expenses.  At September 30, 2011, March 31, 2011 and 2010, we have no allowance for doubtful accounts, as per the management's judgment based on their best knowledge.  As of September 30, 2011, March 31, 2011 and 2010, the longest credit term for customers is 60 days.

Fair Value

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurement and Disclosures” (“ASC 820”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

•

Level 1—defined as observable inputs such as quoted prices in active markets;

•

Level 2—defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•

Level 3—defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our financial instruments consist of cash and cash equivalents, trade receivables, other receivables, payables, and long term debt. The carrying values of cash and cash equivalents, trade receivables, other receivables, and payables approximate their fair value due to their short maturities. The carrying value of long term debt approximates the fair value of debt of similar terms and remaining maturities available to the company.

Warrants and conversion features embedded in the Convertible Notes, which are accounted as liabilities, are treated as derivative instruments, which will be measured at each reporting date for their fair value using Level 2 inputs.

Our non-financial assets are measured on a recurring basis. These non-financial assets are measured for impairment annually on our measurement date at the reporting unit level using Level 3 inputs. For most assets, ASC 820 requires that the impact of changes resulting from its application be applied prospectively in the year in which the statement is initially applied.

Our non-financial assets measured on a non-recurring basis include our property, plant and equipment and finite-use intangible assets which are measured for recoverability when indicators for impairment are present.  ASC 820 requires companies to disclose assets and liabilities measured on a non-recurring basis in the period in which the remeasurement at fair value is performed.

We valued our outstanding convertible bonds using Level 3 criterion. As of September 30, 2011, the valuations resulted in a gain on derivatives of $10,507.

Investments in Animations Films

Investments in animation films includes our investments in co-production animation films which are generally less than 50% ownered by us, and which are produced by the other investors of the ventures. Equity method of accounting is adopted for the investments in animations films.

Film Costs and Revenues

Feature films typically are produced for initial exhibition in theaters, followed by distribution in the home video, electronic sell-through, video-on-demand, pay cable, basic cable and broadcast network sectors. Generally, distribution to the home video, video-on-demand, pay cable, basic cable and broadcast network sectors each commence within a range of approximately one to five years after initial theatrical release. Theatrical revenues are recognized as the films are exhibited. Revenues from home video sales are recognized at the later of the delivery date or the date that video units are made widely available for sale or rental by retailers based on gross sales less a provision for estimated returns.  A warranty period of six months is usually provided by us on films produced or arranged by us.  Based on management’s past experience, there has been no report of defects or claims for compensation

Upfront or guaranteed payments for the licensing of intellectual property are recognized as revenue when (i) an arrangement has been signed with a customer, (ii) the customer’s right to use or otherwise exploit the intellectual property has commenced and there is no requirement for significant continued performance by us, (iii) licensing fees are either fixed or determinable and (iv) collectability of the fees is reasonably assured. In the event any significant continued performance is required in these arrangements, revenue is recognized when the related services are performed.

Film costs include the unamortized cost of completed films, films in production and film rights in preparation of development. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. The amount of capitalized film costs recognized as cost of revenues for a given film as it is exhibited in various sectors, throughout its life cycle, is determined using the film forecast computation method. Under this method, the amortization of capitalized costs and the accrual of participations and residuals are based on the proportion of the film’s revenues recognized for such period to the film’s estimated remaining ultimate revenues. The process of estimating a film’s ultimate revenues (i.e., the total revenue to be received throughout a film’s life cycle) is discussed further under “Film Cost Recognition and Impairments.”

Film Cost Recognition and Impairments

Film costs, which include direct production costs, production overhead and acquisition costs for films, are stated at the lower of unamortized cost or estimated fair value and classified as noncurrent assets. Accounting for film costs, as well as related revenues requires the exercise of judgment relating to the process of estimating a film’s ultimate revenues and is important for two reasons. First, while a film is being produced and the related costs are being capitalized, as well as at the time the film is released, it is necessary for management to estimate the ultimate revenues, less additional costs to be incurred (including exploitation and participation costs), in order to determine whether the value of a film has been impaired and, thus, requires an immediate write-off of unrecoverable film costs. Second, it is necessary for management to determine, using the film forecast computation method, the amount of capitalized film costs and the amount of participations and residuals to be recognized as costs of revenues for a given film in a particular period. To the extent that the film’s ultimate revenues are adjusted, the resulting gross margin reported on the exploitation of that film in a period is also adjusted.

Prior to the theatrical release of a film, management bases its estimates of ultimate revenues for each film on factors such as the historical performance of similar films, the rating and genre of the film, pre-release market research (including test market screenings) and the expected number of theaters in which the film will be released. Management updates such estimates based on information available during the film’s production and, upon release, the actual results of each film. Changes in estimates of ultimate revenues from period to period affect the amount of film costs amortized in a given period and, therefore, could have an impact on our financial results for that period. For example, prior to a film’s release, we often will test market the film to the film’s targeted demographic. If the film is not received favorably, we may then (i) reduce the film’s estimated ultimate revenues, (ii) revise the film, which could cause the production costs to increase or (iii) perform a combination of both. Similarly, a film that generates lower-than-expected theatrical revenues in its initial weeks of release would have its theatrical and home video ultimate revenues adjusted downward.

Collaborative Arrangements

We have entered into collaborative arrangements in the film business, with one or more active participants to jointly finance produce and/or distribute motion picture or television programs under which both we and the other active participants share in the risks and rewards of ownership. These arrangements are referred to as co-production and distribution arrangements.

We typically record an asset for only the portion of the film we own and finance.  We and the other participants typically distribute the product in different media or markets. Revenues earned and expenses incurred for the media or markets in which we distribute the product are typically recorded on a gross basis.  We typically do not record revenues earned and expenses incurred when the other participants distribute the product.  We and the other participants typically share in the profits from the distribution of the product in all media or markets. For films product, if we are a net receiver of (1) our share of the profits from the media or markets distributed by the other participants less (2) the other participants’ share of the profits from the media or markets distributed by us, then the net amount is recorded as net sales. If we are a net payer then the net amount is recorded in cost of sales.

For the years ended March 31, 2011 and 2010, $2,478,149 and $269,466, respectively, were deducted from our revenue for the amount owed to other participants and $664,657 and $21,561, respectively, were recorded as revenue for amounts due from the other participants in those collaborative arrangements as at March 31, 2011 and 2010.  For the six months ended September 30, 2011 and 2010, $202,540 and $180,060, respectively, were deducted from our revenue for the amount owed to other participants and no amount was recorded as revenue for amounts due from the other participants in those collaborative arrangements as at September 30, 2011.

Gross versus Net Revenue Recognition

In the normal course of business, we act as or use an intermediary or agent in executing transactions with third parties. In connection with these arrangements, we must determine whether to report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenues are recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenues less expense) is reflected in Operating Income. Accordingly, the impact on Operating Income is the same whether we record revenue on a gross or net basis.

The determination of whether revenue should be reported gross or net is based on an assessment of whether we are acting as the principal or an agent in the transaction. If we are acting as a principal in a transaction, we report revenue on a gross basis. If we are acting as an agent in a transaction, we report revenue on a net basis. The determination of whether we are acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement. We serve as the principal in transactions in which we have substantial risks and rewards of ownership.

Software use rights license

Software use rights licenses with finite useful lives are generally amortized on a straight-line basis, generally, over five years.

Foreign Currency Translation

Our reporting currency is the United States dollar (“$”) and the accompanying consolidated financial statements have been expressed in United States dollars.  Our functional currency is the Japanese Yen (¥).  In addition, our operating subsidiaries in the United Kingdom and Singapore maintain their books and record in their respective local currencies, the British Pound (“£”) and the Singapore dollar (“SG$”), which is the functional currency for their operations because it is  the primary currency of the economic environment in which their operations are conducted.

In accordance with ASC Topic 830 “Translation of Financial Statements”, capital accounts of the consolidated financial statements are translated into United States dollars from JPY at their historical exchange rates when the capital transactions occurred.  Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the respective year.  The resulting exchange differences are recorded in the consolidated statement of operations.

	2011	2010
Year-end ¥ : $1 exchange rate	82.86	92.67
Average yearly ¥ : $1 exchange rate	85.70	92.90
Year-end £ : $1 exchange rate	0.62	0.66
Average yearly £ : $1 exchange rate	0.64	0.63
Year-end SG$ : $1 exchange rate	1.26	1.40
Average yearly SG$ : $1 exchange rate	1.33	1.33

Comprehensive Income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. Comprehensive income includes net income and the foreign currency translation changes.

Share-based compensation

Share-based compensation includes stock options granted to employees and directors for services, and is accounted for under ASC Topic 718 "Compensation - Stock Compensation" (“ASC 718”), and warrants and common stock awards granted to consultants which are accounted for under ASC  Topic 505 "Equity-Based Payment to Non-employees" (“ASC 505”).

All grants of stock options/warrants to employees, directors and consultants are recognized in the financial statements based on their grant date fair values. The Company has elected to recognize compensation expense for all stock options/warrants granted with service conditions that have a graded vesting schedule, with a corresponding charge to paid-in capital.

The fair value of stock options is estimated using the Black-Sholes model. Since there is no readily available trading price for the Company’s stock, the Company’s expected volatility assumption is based on the historical volatility of stock prices of the entertainment industry average in Japan.  The expected life assumption is primarily based on the expiration date of the option. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock option expense recognized is based on awards expected to vest, and forfeiture rate is estimated to be zero as it is customary in Japan for employees to be employed by the same company until their retirement. ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

There was no stock option based expense for the year ended March 31, 2011, and $26,370 for the year ended March 31, 2010.  There was no stock option based expense for the six months ended September 30, 2011 and 2010.

Segment Reporting

We are currently engaged in two segments, Filmed Entertainment: consisting principally of anime and featured film production and distribution; and Publishing: consisting principally of books publishing.

Our major operations are located in the Japan, Singapore and the United Kingdom.

More than 90% of Company’s total revenue has been derived from the filmed entertainment segment generated from Japan.

Advertising Expenses

Advertising costs are expensed as incurred under ASC Topic 720, “Advertising Costs”. Advertising expenses incurred for the years ended March 31, 2011 and 2010 and for the six-month periods ended September 30, 2011 and 2010 were nominal.

Recent Pronouncements

We have reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoptions of any such pronouncements may be expected to cause a material impact on our financial condition or the results of operations.

Results of Operations

Results of Operations for the Fiscal Year Ended March 31, 2011 Compared to Fiscal Year Ended March 31, 2010

(References to 2011 and 2010 are to the fiscal years ended March 31, 2011 and 2010 respectively, unless otherwise specified.)

Revenue increased $2,435,801 (17.6%) from $13,830,823 for 2010 to $16,266,624 for 2011.  The increase is due to an increased number of projects during 2011 as compared to 2010.  In 2011 we participated in one more film project, the distribution of 17 more DVDs and 5 more book titles than we did in 2010.  We feel that not only has the quantitative value of our revenue increased but the qualitative value has also increased.  For example in 2011 we were involved in an international co-production with a Korean company that was not only telecast in Japan but also in Korea.  Our efforts in DVD were not only in the number of productions but the international geographic distribution of them.

We anticipate that our growth will continue as we participate in more and larger projects in the coming years.

Cost of revenue increased $1,902,110 (14.2%) from $13,424,244 in 2010 to $15,326,354 in 2011.  In terms of percentage of revenue, cost of revenue was 92.2% in 2011 as compared to 97.1% in 2010.  Cost of revenue is determined by the type of project, but as a percentage of revenue the more accepted the project is to the viewing and reading audience, the lower the percentage of cost of revenue is.  (See Film Costs and Revenues included in Critical Accounting Policies and Estimates above for a more detailed explanation of the accounting).

Accordingly, gross profit increased $533,691 (131%) from $406,579 in 2010 to $940,270 in 2011.  In terms of percentage of revenue, the gross profit percentage increased to 5.8% for 2011 as compared to 2.9% for 2010.

Selling, general and administrative expenses increased $235,756 (9.8%) from $2,591,763 for 2010 to $2,845,519 for 2011.  The increase is generally due to an increase in the number of projects and releases we made in 2011 as compared 2010.

The following is a summary of selling general and administrative expenses for the years ended March 31, 2011 and 2010.

	2011	2010	Difference
Personnel costs	$1,534,778	$1,249,398	$285,380
Director fees	398,880	286,329	112,551
Rental	364,682	314,236	50,446
Travel and entertainment	169,476	123,906	45,570
Stock based compensation	-	268,703	(268,703)
Other	325,000	289,343	55,347
Depreciation and amortization	52,703	59,195	(6,492)
	$2,845,519	$2,591,763	$253,756

Our most significant cost is personnel costs which includes salaries, benefits and payroll taxes.  These costs increased $285,380 (22.8%) from $1,249,398 in 2010 to $1,534,778 in 2011.  We had 21 employees at April 1, 2009, 26 at March 31, 2010, and 28 at March 31, 2011.  The increase in number of employees is due to our increasing activity and having more projects in production during 2011 than 2010.  We anticipate that personnel costs will continue to rise in future periods as it becomes necessary to increase our staff in order to continue to increase the number of projects which we simultaneously have in process.

Director fees increased $112,551 (39.3%) from $286,329 in 2010 to $398,880 in 2011.  As a private company director fees are discretionary.  We will be establishing a fee program for directors in future periods.

Rental expenses increased $50,446 (16.1%) from $314,236 in 2010 to 364,682 in 2011.  We required additional space in 2011 as a result of increased activity and personnel.

Travel and entertainment increased $45,570 (36.8%) from $123,906 in 2010 to $169,476 in 2011. The increase directly relates to the increase in activity and number of projects.

There were no new options granted in 2011.

Other expenses include items such as office expenses, software related costs, telephone and a variety of other miscellaneous costs.  None of these cost individually increased significantly

We anticipate that we will incur higher general and administrative expenses as a public company.  We expect that our professional fees, cost of transfer agent, investor relations costs and other stock related costs will increase.

We also anticipate that selling, general and administrative expenses will concurrently increase with our increased activity in the future but will not increase in the same proportion to that of revenue.

Our loss from operations decreased $279,935 (12.8%) from $2,185,184 in 2010 to $1,905,249 in 2011.

Other income and expenses did not materially change.

The net loss decrease $306,092 (13.2%) from 2,314,938 in 2010 to $2,008,846 in 2011.

Results of Operations for the Six Months Ended September 30, 2011 Compared to Six Months Ended September 30, 2010

(References to 2011 and 2010 are to the six-month periods ended September 30, 2011 and 2010 respectively, unless otherwise specified.)

Revenue increased $5,765,722 (115%) from $4,998,110 for 2010 to $10,763,832 for 2011.  The increase is due to an increased number of projects during 2011 as compared to 2010.  In 2011 we participated in 2 more film projects and distributed 17 more DVDs and 5 more book titles than we did in 2010.   The increase in revenue is a result of improvement in both the quantitative value of our revenue as well as the qualitative value of our projects.  For example, in 2011 we were involved in an international co-production with a Korean company that was not only telecast in Japan but also in Korea.  Our efforts in distribution of DVD’s is reflected in both an increase in the number of productions and in the international geographic scope of our distribution channels.

We anticipate that our growth will continue as we participate in more and larger projects in the coming years.

Cost of revenue increased $2,850,900 (52.4%) from $5,436,450 in 2010 to $8,287,350 in 2011.  In terms of percentage of revenue, cost of revenue was 77.0% in 2011 as compared to it being 109% in 2010.  Cost of revenue is determined by the type of project, but as a percentage of revenue the more popular the project is to the viewers and audience, the lower the percentage of cost of revenue is.  (See Film Costs and Revenues included in Critical Accounting Policies and Estimates above for a more detailed explanation of the accounting).

Accordingly, gross profit increased $2,914,822 from ($438,340) in 2010 to $2,476,482 in 2011.  In terms of percentage of revenue, the gross profit percentage increased to 23% for 2011 from a negative 9% for 2010.

Selling, general and administrative expenses increased $261,116 (25.0%) from $1,046,478 for 2010 to $1,307,594 for 2011.  The increase is generally due to an increase in the number of projects commenced and released in 2011 as compared to 2010.

The following is a summary of selling general and administrative expenses for the six month periods ended September 30, 2011 and 2010.

	2011	2010	Difference
Personnel costs	$584,182	$442,361	$141,821
Director fees	229,572	183,232	46,340
Rental	206,926	198,028	8,898
Travel and entertainment	99,477	75,720	23,757
Other	166,981	125,973	41,008
Depreciation and amortization	20,456	21,164	(708)
	$1,307,594	$1,046,478	$261,116

Our most significant cost is personnel costs which include salaries, benefits and payroll taxes.  These costs increased $141,821 (32%) from $442,361 in 2010 to $584,182 in 2011.  We had 22 employees at March 1, 2010, 23 at September 30, 2010, and 29 at September 30, 2011.  The increase is due to our increasing activity and having more projects in production during 2011 than 2010.  We anticipate that personnel cost will continue to rise in future periods as we increase the number of projects we will be working on simultaneously.

Director fees increased $46,340 (25.3%) from $183,232 in 2010 to $229,572 in 2011.  As a private company director fees are discretionary, we will establish a standard fee program for directors in the future.

Rental expenses had a nominal increased.

Travel and entertainment increased $23,757 (31.4%) from $75,720 in 2010 to $99,477 in 2011.  The increase directly relates to increased activity and number of projects.

Other expenses includes items such as office expenses, software related costs, telephone and a variety of other miscellaneous costs.  None of these cost individually increased significantly

We anticipate that we will incur higher general and administrative expenses as a public company.  We expect that our professional fees, cost of transfer agent, investor relations costs and other stock related costs will increase.

We also anticipate that selling, general and administrative expenses will concurrently increase with our increased activity in the future but will not increase in the same proportion to that of revenue.

Our income from operations increased $2,653,706 from a loss of $1,484,818 in 2010 to income of $1,168,888 in 2011.

Other income and expenses did not materially change.

The net income increased $2,622,251 from a loss of $1,528,209 in 2010 to income of $1,094,042 in 2011.

Liquidity and Capital Resources

At September 30, 2011, we had a working capital deficit of $8,204,329, as compared to a working capital deficit of $6,945,547 at March 31, 2011.  Of the working capital deficit at September 30, 2011, $8,399,616 was in deferred revenue and does not represent a cash liability.  This amount will be included in future revenue.  In addition, $7,454,705 was in film costs and this asset will not result in our receipt of cash.  This amount will be used as a cost of revenue in the future.  Excluding the amounts for deferred revenue we would have a positive working capital of $195,287.

During the six months ended September 30, 2011 operating activities provided cash of $2,056,982, and for the year ended March 31, 2011 we used cash in operations of $839,761.

During the six months ended September 30, 2011 financing activities provided $836,942 of cash and for the year ended March 31, 2011 financing activities provided $1,302,135 of cash.

We are dependent on third party financing to provide the liquidity to fund future projects.  In the past this funding has been provided by bank loans which have been guaranteed by our Chief Executive Officer  and some of which have had an additional guarantee of a third party commercialized credit guarantee company.  There can be no assurances that we will be able to continue financing project in this manner.  We are currently exploring other alternatives which might include equity financing.

In addition to the bank financing, in prior years we issued convertible bonds, to a shareholder of ours, in the original amount of ¥84,000,000 (at September 30, 2011 $36,000,000). The bonds and any accrued interest convert at ¥60,000 per share of common stock.  The bonds are due September 30, 2012.  If we do not have sufficient cash to repay the obligation and the holder does not convert, there can be no assurances that we will be able to renegotiate the terms of the bonds.

The scheduled maturities of our long-term debt at September 30, 2011 are as follows:

September 30,
2012	$951,533
2013	828,483
2014	708,631
2015	539,681
2016	371,516
Thereafter	1,279,961
Total	$4,679,805

The aggregate minimum requirements under non-cancellable leases as of September 30, 2011 are as follows:

2012	$309,659
2013	129,025
Thereafter	-
Total	$438,684

During the six months ended September 30, 2011 investing activities used cash of $3,127,444 and for the year ended March 31, 2011 investing activity used $496,963 of cash.  A total of $3,118,702, which comprises a majority of the amounts used in investing activities, relates to productions that are in process and acquisition of rights.

Summary

Generally speaking, the production of video footage such as animation and movies takes about 2 years from planning to being screened to the public.  We are currently involved in more projects than previous years.  We started a number of projects in 2011 and will continue to see the results in future periods.  A total of $7,454,705 in costs has been capitalized as film costs which will be offset against future revenue.  We also have deferred revenue of $8,399,616 which will result in revenue in future periods.

In addition, we have increased the number of DVD’s produced and the number of books produced.

In the entertainment industry financial success is based upon audience acceptance of the products produced.  Although we are selective in our choice of projects, there can be no guarantee that our productions will be widely received.

In order to minimize our risk of acceptance by audiences, we plan to do sequels of titles that did well in 2011 and also to prepare new titles with the same production team that produced the hits. Our main target group, the “Otaku” are known for their tendency in purchasing of related products.

For T.O Books, we have approximately 30 titles from the Sorcerous Stabber Orphan Series that will be released one to two titles each month from September 2011.  We intend to start a “paper back” series in 2012 and the main target market is Japan.

In terms of international co-production, our co-production with USA based on a RPG game that has sold more than six million copies worldwide; Dragon Age is planned for released in February 2012 in Japan. This is only the first of the few co-productions we are anticipating with USA partners based on hot-selling electronic games. The affinity between games and animation is very high and hence, we expect increased profits from this series of projects.

For Live Action Films, we are in the preparation stage of a horror movie and are expecting to use a well-recognized executive producer in Hollywood.

In order to achieve our objective in an aggressive time frame we require additional financing either in the form of equity or debt.  There can be no assurances that we can obtain such financing or if we do obtain the financing it will be at rates and costs acceptable to the company.

Off Balance Sheet Arrangements

At September 30, 2011 there are no obligations what would qualify to be disclosed as off-balance sheet arrangements.

Management

Current Officers, Directors and Key Employees

The following table contains the name, age and position with the Company of officers and directors as of the date of this Report on Form 8K/A. Their business background is described following the table.

Name	Age	Position
Takeichi Honda	36	Chairman of the Board of Directors and Chief Executive Officer
Yui Shibata	35	Director
Josephine Chen	26	Director
Takashi Kurahashi	67	Treasurer
Arnold Tinter	67	Chief Financial Officer

Mr. Takeichi Honda, age 36, has been the Chairman of the Board of Directors and Chief Executive Officer since the merger on January 3, 2012.  He has been the CEO of T.O Entertainment Inc. since April 2003.  He graduated from the Waseda University of Japan. From 1998 to 2003, he worked in Kadokawa Group Publishing Co., Ltd., in the Editing Department of the monthly “Dragon Magazine”. One of the main works that he was involved in was the feature film “BLOOD THE LAST VAMPIRE”. This title was also later remade in Hong Kong. In addition, he was also one of the producers that was involved in the production of works by Mamoru Oshii from his early days before he became famous. The world renowned director, Mamoru Oshii is also known for gaining respect from international directors such as James Cameron and the Wachowski brothers.

In 2001, he was transferred to the Publishing Department and became involved in the editing of novels. Some of the main works that he was involved in are “Kisarazu Cat’s Eye” by the famous and talented director, scriptwriter and actor, Kudou Kankurou, “Juon” and “Boisu”. The horror novel, “Juon” or commonly known as “the grudge” was remade by Hollywood in 2004. It achieve a great box office of USD$187,281,115 and the series was renewed till the 3rd movie. He was also later transferred to the Movie Department and was involved in the production of “Juon 2” as a producer.

He was also in charge of making the Korean Horror Movie “Phone” into the Japanese novel “Boisu”. Of the titles mentioned about, “Kisarazu Cat’s Eye” sold 300,000 copies, the “Juon” series sold 500,000 copies and “Boisu” sold 150,000 copies. Since the above were released in the same year, Mr Honda managed to create sales of more than 1,000,000 copies in a single year at his young age.

We have concluded that Mr. Honda should serve as a director in light of his business and industry experience particularly in the entertainment field.

Mr. Yui Shibata, age 35 has been a member of the Board of Directors since the merger on January 3, 2012.  He has been a Director of T.O Entertainment Inc since August 2004. He graduated from Jouchi University and majored in English Studies. From 1999 to 2004, he worked in Kadokawa Group Publishing Co., Ltd. He was involved mainly in the editing of magazines, books and comics. His 5 years of experience in the Light Novel Department allows him to have an extensive network with popular authors. His networks not only give TOE Group great advantage in acquiring rights to remake the originals into TV animation and Animated Films but also ensure strong co-operating relationships with domestic partners. He is also one of the main contributing factors that enabled TO Books to acquire the distribution rights of Sorcerous Stabber Orphen whose series have an accumulated sales record of 12 million copies. Last but not least, his English skills enable him to be involved in the international co-productions of animations as one of our main producers.

We have concluded that Mr. Shibata should serve as a director in light of his business and industry experience particularly in the book publishing field.

Mr. Takashi Kurahashi, age 67, has been the Corporate Advisor of the Administration Department of T.O Entertainment Inc. since December 2006. From 2004 to 2006, he was the General Manager of the Administration Department of Orix Facilities Corporation. From 1997 to 2004, he was the Executive Vice President of Nissho Iwai Futures Corporation. From 1994 to 1997, he was the General Manager of the Accounting Department of the Nissho Iwai Corporation. From 1991 to 1994, he was the General Manager of the Accounting Department of Nissho Iwai American Corporation.

Ms. Josephine Chen, age 26, has been a member of the Board of Directors since the merger on January 3, 2012.  She has been the Representative of T.O Entertainment Singapore Pte Ltd since December 2009. She is in charge of the operation of company and the production of animation and featured films in Singapore. She graduated with a Bachelor with Merits Degree from National University of Singapore in 2007. After she graduated, she worked with Matsui Mfg Co., Ltd in the Marketing Department as a Marketing Executive in Japan till 2009. She was responsible for the communication with the press and planning of the international marketing strategies for the company.

We have concluded that Ms. Chen should serve as a director in light of her business and industry experience particularly in the marketing field.

Mr. Arnold Tinter, age 67, was appointed as Chief Financial Officer of the Registrant on January 3, 2012.  Mr. Tinter founded Corporate Finance Group, Inc., a consulting firm located in Denver, Colorado, in 1992, and is its President.  Corporate Finance Group, Inc, is involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation.  He provides CFO services to other public companies, including Agrisolar Solutions, Inc., a company engaged in the agricultural industry and Arvana Inc., a shell company currently seeking a merger candidate.  He has provided CFO services to Spicy Pickle Franchising, Inc., of Denver, Colorado, from 2006 to the present, where his responsibilities included oversight of all accounting functions including SEC reporting, strategic planning and capital formation.  From May 2001 to May 2003, he served as Chief Financial Officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he served as that company’s Chief Executive Officer. Prior to 1990 Mr. Tinter was Chief Executive Officer of Source Venture Capital, a holding company with investments in the gaming, printing, and retail industries.   Mr. Tinter received a B.S. degree in Accounting in 1967 from C.W. Post College, Long Island University, and is licensed as a Certified Public Accountant in Colorado and New York.

Exclusion of Director Liability

Pursuant to the Colorado Revised Statutes, our Articles of Incorporation exclude personal liability on the part of our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for improper payment of dividends. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

Executive Compensation and Plans

No other executive officers received compensation in excess of $200,000 during the fiscal years ended March 31, 2011 and 2010:

Compensation Pursuant to Plans

No director or executive officer has received compensation from the Company pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we eventually will compensate our officers and directors for services with stock or options to purchase stock, in lieu of cash. We currently have in place an employee stock compensation plan and compensatory stock option plan. We have no long-term incentive plans, as that term is defined in the rules and regulations of the Securities and Exchange Commission. There are no other compensatory or benefit plans, such as retirement or pension plans, in effect or anticipated to be adopted.

Employment Contracts

None of our officers or directors has entered into an employment agreement or other similar contract with the Company.

Compensation of Directors

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive or medical reimbursement plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 3, 2012, following completion of the investment transaction, the ownership of each person known by the Registrant to be a beneficial owner of 5% or more of its common stock, by each executive officer and director of the Registrant, and by all of all executive officers and directors of the Registrant as a group. Except as otherwise noted, each person listed below is a sole beneficial owner of the shares and has sole investment and voting power as to such shares.

Title and Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of class
Common	Takeichi Honda [1]	18,921,150 [2]	30.69%
Common	Yui Shibata [1]	2,722,716 [3]	4.42%
Common	Takashi Kurahashi [1]	758,225 [4]	1.23%
Common	Arnold Tinter [1]	-	-
Common	Josephine Chen [1]	-	-
Common	DIT No. 1 Investment Limited Partnership	13,785,900 [5]	22.36%
Common	Tokyo Small and Medium Business Investment & Consultation	4,825,065 [6]	7.83%
Common	Takayuki Sudo	3,170,757 [7]	5.14%
Common	All Directors and Executive Officers as a Group ( 5 in number)	22,402,091	36.40%

(1)

The named person is an officer and/or a director of the Company.

(2)

Includes 6,444,910 shares directly owned and 12,476,240 shares issuable upon the exercise of vested stock options.

(3)

Includes 2,722,716 shares issuable upon the exercise of vested stock options.

(4)

Includes 551,436 shares directly owned and 206,789 shares issuable upon the exercise of vested stock options.

(5)

Includes 8,960,835 shares directly owned and 4,825,065 shares issuable upon conversion of a convertible bond

(6)

Shares issuable upon conversion of a convertible bond.

(7)

Shares directly owned.

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

On January 3, 2012, the Registrant approved the issuance of a total of 31,680,000 shares of its previously unissued shares of common stock in exchange for all of the issued and outstanding TOE shares.

The exchange transaction was a private placement transaction, and the shares issued in the investment transaction were not registered under the Securities Act of 1933, in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and by Regulation S promulgated under the Securities Act. Accordingly, all shares issued in the exchange transaction will constitute “restricted securities” as defined in Rule 144 under the Securities Act of 1933.

ITEM 5.01 – CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In conjunction with closing of the share exchange transaction described in Item 2.01, all previous officers and directors of the Registrant resigned on January 3, 2012, and new officers and directors were appointed. The resignations were in conjunction with closing of the investment transaction, and were not the result of any disagreement with the Registrant.  Reference is made to the disclosures set forth under Item 2.01 of this Current Report on Form 8-K regarding the newly appointed officers and directors, which disclosure is incorporated herein by reference.

ITEM 5.03 – AMENDMENTS TO ARTICLES OF INCORPORTION OR BYLAWS; CHANGE IN FISCAL YEAR

Amendment of Articles of Incorporation

As soon as reasonably possible following closing of the investment transaction, the registrant intends to file Articles of Amendment to its Articles of Incorporation in order to change its name to T.O Entertainment Inc.

Change of Fiscal Year

In conjunction with completion of the investment transaction, on January 3, 2012, the Board of Directors of the registrant elected to change its fiscal year.  The determination was made without submission to a vote of securities holders and without amendment of the Registrant’s articles of incorporation or bylaws.

The new fiscal year end is March 31.  The Registrant will file a report on Form 10-K for the transition period from June1, 2011 to March 31, 2012.

ITEM 5.06 – CHANGE IN SHELL COMPANY STATUS

See Item 2.01 above relating to the share completion of the Investment Transaction with the shareholders of TOE Japan.  As a result of the investment transaction, the Registrant ceased to be a shell company.

The Registrant was a shell company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the investment transaction with the shareholders of TOE Japan, as described in Item 2.01. As a result of the investment transaction, the Registrant has acquired a subsidiary that possesses an operating business. Consequently, the Registrant believes that the investment transaction has caused it to cease to be a shell company. For information about the investment transaction, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K, which information is incorporated hereunder by this reference.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

Financial statements

Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Form of Investment Agreement dated January 3, 2012, by and between IBI Acquisitions, Inc, and individual shareholders of T.O. Entertainment, Inc., a Japan corporation.

3.1	Articles of Incorporation of IBI Acquisitions, Inc. (incorporated by reference from registration statement on Form 10-12G filed with the Securities and Exchange Commission on July 21, 2008).

3.2	Bylaws of IBI Acquisitions, Inc., (incorporated by reference from registration statement on Form 10-12G filed with the Securities and Exchange Commission on July 21, 2008).

10.1	Rental Agreement dated January 30, 2009, by and between Sun Frontier Fudosan Co, Ltd., as Lessor and T.O. Entertainment, Inc., as Lessee.

17.1	Resignation Letter of Jay Lutsky as Director of IBI Acquisitions, Inc., dated January 3, 2012.

99.1	Audited consolidated financial statements of T.O Entertainment, Inc., a Japan corporation for the fiscal years ended March 31, 2011 and 2010.

99.2	Unaudited interim consolidated financial statements of T.O Entertainment, Inc., a Japan corporation for the six month periods ended September 30, 2011 and 2010.

99.3

Pro forma consolidated financial statements of the Registrant and T.O  Entertainment, Inc., a Japan corporation, as of the fiscal year ended March 31, 2011 and as of the six month period ended September 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

IBI Acquisitions, Inc Registrant

Date: January 3, 2012	/s/ Takeichi Honda, CEO